U.S. Offer to Purchase for Cash
Any and All Outstanding Class B Shares held by U.S. Persons, including Class B Shares represented by American Depositary Shares
(each American Depositary Share representing rights to 20 Class B Shares)

of

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR)

at

Ps.29.34 per Class B Share (ISIN: ARENOR010020), including Class B Shares represented by American Depositary Shares (CUSIP: 29244A102)

by

EMPRESA DE ENERGÍA DEL CONO SUR S.A.

SOUTH AMERICAN ENERGY LLP

THE OFFER PERIOD WILL COMMENCE AT 9:00 A.M., NEW YORK CITY TIME ON NOVEMBER 12, 2021 (THE “COMMENCEMENT DATE”) AND WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME (THE “EXPIRATION TIME”) ON DECEMBER 13, 2021 (THE “EXPIRATION DATE” AND “OFFER PERIOD”, RESPECTIVELY), UNLESS THE TENDER OFFER IS EXTENDED.

Empresa de Energía del Cono Sur S.A. (“Edelcos” or the “Bidder”), a corporation (sociedad anónima) organized under the laws of Argentina and South American Energy LLP, a limited liability partnership organized under the laws of England and Wales (“SAE” and, together with Edelcos, the “Bidders”), hereby offer to purchase any and all outstanding Class B common shares, par value Ps. 1.00 per share (the “Class B Shares”), held by U.S. Persons (as defined below), including outstanding Class B Shares represented by American Depositary Shares (each representing rights to 20 Class B Shares) (the “ADSs” and, together with the Class B Shares, the “Securities”), of Empresa Distribuidora y Comercializadora Norte S.A. (“Edenor”), a corporation (sociedad anónima) organized under the laws of Argentina, other than those held by the Bidders or their affiliates, in cash at a price of Ps.29.34 per Class B Share (the “Offer Price”), less (i) the stock exchange and settlement fees described herein, (ii) any applicable brokerage fees or commissions, (iii) any applicable Distributions (as defined below), and (iv) any applicable withholding taxes, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase (the “U.S. Offer to Purchase”) and the related documents (which, together with any amendments or supplements thereto, collectively constitute the “U.S. Offer” or the “Rule 13e-3 transaction”). Non-U.S. Persons will not be permitted to tender their Class B Shares in the U.S. Offer. All holders of Class B Shares who participate in the U.S. Offer will be paid in Argentina in pesos. Holders of ADSs who wish to participate in the U.S. Offer will be required to surrender their ADS, withdraw the Class B Shares underlying their ADSs and follow the procedures described herein for holders of Class B Shares to participate in the U.S. Offer to Purchase in order to receive the Offer Price. See “THE TENDER OFFER – Section 2. Acceptance for Payment and Payment for Class B Shares”.

The U.S. Offer is being made in conjunction with an offer by Edelcos in Argentina for all outstanding Class B Shares and Class C common shares, par value Ps. 1.00 per share (the “Class C Shares,” and together with the Class B Shares, the “Shares”) of Edenor, which represent 0.2% of Edenor’s outstanding capital stock and are held in Argentina pursuant to Edenor’s Employee Stock Participation Program (the “Argentine Offer” and, together with the U.S. Offer, the “Offers”). The Class A Shares (as defined below) are not publicly traded and are not the subject of the Offers and the Class C Shares are not publicly traded and are not the subject of the U.S. Offer.

The procedures for tendering your Class B Shares differ depending on whether you hold ADSs representing rights to Class B Shares or hold Class B Shares directly. You should follow the instructions for your particular circumstances set forth under “THE TENDER OFFER — Section 3 — “Procedures for Participating in the U.S. Offer.”

Holders of ADSs who wish to participate in the U.S. Offer will be required to surrender their ADSs to The Bank of New York Mellon, as depositary (the “Depositary”), withdraw the Class B Shares underlying their ADSs and follow the procedures described herein for U.S. holders of Class B Shares to participate in the U.S. Offer to Purchase in order to receive the Offer Price. The price offered in the Argentine Offer is the same on a per Class B Share basis as the Offer Price in the U.S. Offer, which is payable in Argentine pesos under the terms described in the offer materials for the Argentine Offer, but the net amount of Offer Price payable by us to each holder may differ because of the deduction of taxes. We do not intend to change the Offer Price and, while the Offers are open, will not purchase or make any arrangements to purchase Class B Shares, other than pursuant to the Offers. U.S. holders of Class B Shares may not be able to freely convert into U.S. dollars and transfer abroad the Argentine pesos they receive as the Offer Price. See “SPECIAL FACTORS—Exchange Controls”.

Pursuant to Argentine law, unless a tendering holder not resident in Argentina for Argentine tax purposes delivers a valid Tax Cost Certificate (as defined below) to us prior to the Expiration Time on the Expiration Date, as may be extended, in accordance with “THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares—Procedures for Delivering Tax Cost Certificate,” we are required to withhold thirteen and one-half percent (13.5%) of the Offer Price payable to any such tendering holder in respect of Argentine income tax on the capital gains derived from the disposition of the Class B Shares. If a holder does not provide a valid Tax Cost Certificate within such time period, thirteen and one-half percent (13.5%) of the Offer Price will be withheld from the Offer Price payable to such holder. If a holder provides a valid Tax Cost Certificate within such time period, fifteen percent (15%) of the Net Gain (as described below) will be withheld from the Offer Price payable to such holder. The Offer Price will be paid net of the applicable withholding tax for such tendering holders not resident in Argentina. See “THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares—Procedures for Delivering Tax Cost Certificate.” In addition, pursuant to General Resolution (AFIP) No. 1107/2001, Argentine resident individuals that validly tender their Class B Shares in the U.S. Offer will be subject to Argentine withholding at one and one-half percent (1.5%) over the Offer Price on account of their final tax liability.

Subject to the terms described herein, unless the U.S. Offer is extended, to tender Class B Shares in the U.S. Offer a holder must tender its Class B Shares prior to the Expiration Time on the Expiration Date. We will announce any decision to extend the U.S. Offer in a press release stating the extension no later than 9:00 a.m., New York City time, on the first business day after the scheduled Expiration Date.

The U.S. Offer is not conditioned on any minimum number of Class B Shares being tendered. However, the U.S. Offer is subject to certain Conditions (as defined below).

Holders tendering in the U.S. Offer will have withdrawal rights until the Expiration Date. See “THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares”, “THE TENDER OFFER—Section 4. Withdrawal Rights”, and “THE TENDER OFFER—Section 13. Conditions of the U.S. Offer.”

On August 9, 2021, the board of directors of Edenor (the “Board of Directors”) issued a favorable opinion on the reasonableness of the price offered by the Bidder under the Argentine Offer, consisting of Ps.29.34 per Class B Share (or U.S.$0.28 per Class B Share, using the selling exchange rate of Ps.105.25 per U.S.$1.00 reported by Banco de la Nación Argentina on November 11, 2021), under the Argentine Offer, based on the BA Advisors Valuation Report (as defined below). In such Board of Directors’ meeting the executive officers of Edenor holding Class B Shares expressed their intention not to participate in the Argentine Offer. Under U.S. law, within 10 (ten) business days after the day the U.S. Offer is commenced, Edenor is required by the Securities Exchange Act of 1934 (the “Exchange Act”) to file with the U.S. Securities and Exchange Commission (“SEC”) and distribute to holders of Class B Shares that are U.S. residents a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 and a Transaction Statement on Schedule 13E-3 containing a statement of the position of the Board of Directors of Edenor with respect to the U.S. Offer.

Questions or requests for assistance may be directed to D.F. King & Co. Inc., the U.S. information agent (the “U.S. Information Agent”), at the address and phone number set forth on the back cover of this U.S. Offer to Purchase. Additional copies of this U.S. Offer to Purchase, and other tender offer materials, may also be obtained from the U.S. Information Agent.

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You must make your own decision as to whether to tender your Class B Shares and, if so, how many to tender. None of us, the members of our boards of directors or our executive officers makes any recommendation as to whether you should tender your Class B Shares. If you are in any doubt as to the action you should take, contact your broker, lawyer, accountant or other professional advisor without delay.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION, HAS: (A) APPROVED OR DISAPPROVED THE U.S. OFFER; (B) PASSED UPON THE MERITS OR FAIRNESS OF THE U.S. OFFER; OR (C) PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The formal terms of the Argentine Offer have been approved by the CNV. Authorization to effect the Argentine Offer was requested from the CNV on July 30, 2021 and which approval the CNV issued on November 4, 2021. This U.S. Offer to Purchase and the related documents contain important information. You should carefully read these documents in their entirety before making a decision with respect to this U.S. Offer.

November 12, 2021

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IMPORTANT INFORMATION

In this document, references to “United States dollars”, “U.S. dollars”, “U.S. $”, “$” or “dollars” are to U.S. currency and references to “Argentine pesos” “pesos” or “Ps.” are to Argentine currency. Solely for the convenience of the reader, certain peso amounts have been translated into dollars at specified rates. These translations should not be construed as representations that the Argentine peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate. On November 11, 2021, the last practicable trading day prior to printing this U.S. Offer to Purchase, the selling exchange rate between Argentine pesos and U.S. dollars reported by Banco de la Nación Argentina for the exchange of Argentine pesos and U.S. dollars was Ps.105.25 to U.S. $1.00.

U.S. Holders of Class B Shares. If (i) you are a U.S. Person, (ii) you hold Class B Shares and (iii) your Class B Shares are deposited directly with Caja de Valores S.A. (“Caja de Valores”) or in the collective deposit system of Caja de Valores, and (iv) you desire to tender all or any portion of your Class B Shares in the U.S. Offer, you should follow the instructions set forth in this U.S. Offer to Purchase. Any U.S. holder whose Class B Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Class B Shares in the U.S. Offer. There will be no guaranteed delivery process available to tender Class B Shares in the U.S. Offer. For more information see “THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer—Holders of Class B Shares.”

Holders of ADSs. Holders of ADSs who wish to participate in the Offers must first become direct holders of Class B Shares by surrendering their ADSs to the Depositary for cancellation and taking delivery of the Class B Shares represented thereby into an account in Argentina. Once a holder of Class B Shares, such holder, in the case of the U.S. holders, must follow the procedures described herein for U.S. holders of Class B Shares participating in the U.S. Offer in order to receive the Offer Price, and, in the case of non-U.S. holders, must tender their Class B Shares in the Argentine Offer in order to receive the Offer Price. As tendering holders who participate in the U.S. Offer will be paid in Argentina in pesos, ADSs cannot be directly tendered in the Offers. See “THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer—Holders of Class B Shares” and “THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer—Holders of ADSs.”

FORWARD LOOKING STATEMENTS

This U.S. Offer to Purchase contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements made in this U.S. Offer to Purchase are subject to risks and uncertainties. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes”, “plans”, “anticipates”, “estimates”, “expects”, “intends”, “seeks” or similar expressions. In addition, any statements we may provide concerning future financial performance, ongoing business strategies or prospects, and possible future actions, including with respect to our strategy following completion of the Offers and our plans with respect to Edenor, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about Edenor, economic and market factors and the industry in which Edenor does business, among other things. You should not place undue reliance on forward-looking statements, which are based on current expectations, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove accurate. This cautionary statement is applicable to all forward-looking statements contained in this U.S. Offer to Purchase and the material accompanying this U.S. Offer to Purchase. These statements are not guarantees of future performance. All forward-looking statements included in this U.S. Offer to Purchase are made as of the date on the front cover of this U.S. Offer to Purchase and, unless otherwise required by applicable law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors.

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TABLE OF CONTENTS

SUMMARY TERM SHEET SUMMARY TERM SHEET		1
INTRODUCTION		1
SPECIAL FACTORS		1
Background of the Offers		1
Recent Changes in the Market Price of Edenor Class B Shares		2
Exchange Controls		2
Purpose of and Reasons for the U.S. Offer; Plans for Edenor Following the U.S. Offer		6
Certain Effects of the Offers		7
Certain Rights of Shareholders Following the U.S. Offer		8
Position of the Bidders Regarding Fairness of the U.S. Offer		8
Accounting Certification of PKF		10
Valuation Report of BA Advisors		12
Position of Edenor’s Board of Directors Regarding Fairness of the U.S. Offer		15
Interests of Certain Persons in the Offers; Security Ownership; Transactions and Arrangements Concerning the Class B Shares and ADSs		15
Past Contacts, Transactions, Negotiations and Agreements with Edenor.		15
THE TENDER OFFER		1
1.	Terms of the U.S. Offer and Expiration Date.	1
2.	Acceptance for Payment and Payment for Class B Shares.	2
3.	Procedures for Participating in the U.S. Offer.	4
4.	Withdrawal Rights.	12
5.	Source and Amount of Funds; Certain Requirements Regarding Offer Price.	13
6.	Certain U.S. Federal Income and Argentine Tax Consequences.	13
7.	Certain Information about the Class B Shares and ADSs.	18
8.	Certain Information about Edenor.	19
9.	Certain Information about the Bidders.	23
10.	Certain Legal and Regulatory Matters.	25
11.	Fees and Expenses.	28
12.	Miscellaneous.	28
13.	Conditions of the U.S. Offer.	29
SCHEDULE 1 INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF THE BIDDERS		1
SCHEDULE 2 RECENT ACQUISITIONS OF Edenor’S SECURITIES BY THE Bidders		15

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SUMMARY TERM SHEET

This summary term sheet summarizes the material terms of the U.S. Offer. You should read carefully the remainder of this U.S. Offer to Purchase and the related documents because important additional information is contained therein. In this U.S. Offer to Purchase, “we,” “us” and “our” refers to the Bidders. Questions or requests for assistance may be directed to the U.S. Information Agent set forth on the back cover of this U.S. Offer to Purchase.

•	The U.S. Offer: We are offering to purchase any and all outstanding Class B Shares held by U.S. Persons, including Class B Shares represented by ADSs other than those held by us or our affiliates, in cash at a price of Ps.29.34 per Class B Share, net of the stock exchange and settlement fees described herein, any applicable brokerage fees or commissions, any applicable Distributions, and any applicable withholding taxes, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase.
•	Reasons for the U.S. Offer: The Offers are comprised of a U.S. Offer and an Argentine Offer. The U.S. Offer is being made by us in connection with the Edelcos’s recent acquisition of all Class A common shares, par value Ps.1.00 per share of Edenor, representing 51% of the capital stock and votes of Edenor (the “Class A Shares”). Upon consummation of the Transaction (as defined below), Edelcos acquired a controlling interest in Edenor (“Change in Control of Edenor”). The Argentine Offer is required in Argentina as a mandatory offer in connection with the Change in Control of Edenor. As a result of the Argentine Offer, the U.S. Offer is required pursuant to Regulation 14D of the Exchange Act.
•	Relationship between the Bidders and Edenor: As a result of the Transaction, Edelcos directly owns a total of 462,292,111 Class A Shares of Edenor, or 100% of the total outstanding number of Class A Shares, representing 51% of the capital stock and votes of Edenor. SAE owns approximately 100% of the capital stock of Edelcos.
•	Price: The Offer Price is Ps. 29.34 per Class B Share, in each case validly tendered and not validly withdrawn, less (i) the stock exchange and settlement fee described herein, (ii) any applicable brokerage fees or commissions, (iii) any applicable Distributions, and (iv) any applicable withholding taxes. The Offer Price for the Class B Shares accepted for purchase pursuant to the U.S. Offer will be settled and paid in Argentine pesos in Argentina. Non-U.S. Persons will not be permitted to tender their Class B Shares in the U.S. Offer. All holders of Class B Shares who participate in the U.S. Offer will be paid in Argentina in pesos. See “THE TENDER OFFER – Section 2. Acceptance for Payment and Payment for Class B Shares”. Holders of ADSs who wish to participate in the U.S. Offer will be required to surrender their ADSs to the Depositary, withdraw the Class B Shares underlying their ADSs and follow the procedures described herein for holders of Class B Shares to participate in the U.S. Offer to Purchase in order to receive the Offer Price. As tendering holders who participate in the U.S. Offer will be paid in Argentina in pesos, ADSs cannot be directly tendered in the Offers.
•	Payment. In accordance with the terms of the U.S. Offer, payment for the Class B Shares, including Class B Shares represented by ADS, tendered on or prior to the Expiration Time on the Expiration Date or any extension thereof and not previously withdrawn will be made promptly, but no earlier than 5 (five) business days after the Expiration Date. The Offer Price for the Class B Shares accepted for purchase pursuant to the U.S. Offer will be settled and paid in Argentine pesos in Argentina. See “THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares”, “THE TENDER OFFER—Section 13. Conditions of the U.S. Offer” and “THE TENDER OFFER—Section 10. Certain Legal and Regulatory Matters.”
•	Settlement of the Offer Price. The Offer Price for the Class B Shares accepted for purchase pursuant to the U.S. Offer will be settled in Argentine pesos in Argentina. Non-U.S. Persons will not be permitted to tender their Class B Shares in the U.S. Offer. All holders of Class B Shares who participate in the U.S. Offer will be paid in Argentina in pesos. See “THE TENDER OFFER – Section 2. Acceptance for Payment and Payment for Class B Shares”. Holders of ADSs who wish to participate in the U.S. Offer will be required to surrender their ADSs, withdraw the underlying Class B Shares, which requires a holder to surrender its ADSs to the Depositary, as depositary, and follow the procedures described herein for holders of Class B Shares to participate in the U.S. Offer in order to receive the Offer Price. U.S. holders of Class B Shares may not be able to freely convert into U.S. dollars and transfer abroad the Argentine pesos they receive as the Offer Price. See “SPECIAL FACTORS—Exchange Controls” and “THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares.”
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•	Conditions: The U.S. Offer is subject to the following conditions:
(a)	the making of the Offers, or the development of the process or procedures thereof, shall have not been partially or wholly prevented or obstructed by any action, order, decision or other measure issued by any government or governmental, regulatory or administrative agency or authority or tribunal or other judicial authority of competent jurisdiction; and
(b)	the Argentine Offer shall have been authorized by the CNV and shall have been completed.
•	Expiration Date: Subject to the exceptions described in this U.S. Offer to Purchase, the U.S. Offer will expire on the Expiration Date. Holders of ADSs that wish to tender the Class B Shares represented by ADSs should take action as soon as possible in order to receive delivery of Class B Shares before the Expiration Date. Those holders must have an account with a broker or other intermediary that is able to receive delivery of Class B Shares in Argentina. See “THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer—Holders of ADSs.”

There will be no guaranteed delivery process available to tender Class B Shares in the U.S. Offer.

•	Procedures for Participating in the U.S. Offer: The procedures for tendering your Class B Shares differ depending on whether you hold ADSs representing rights to Class B Shares or hold Class B Shares directly. Any ADS holder (whether a U.S. holder or a non-U.S. holder) that wishes to participate in the U.S. Offer or the Argentine Offer must withdraw the Class B Shares it wishes to tender from Edenor’s ADS program and validly tender such shares prior to the Expiration Time on the Expiration Date. You should follow the instructions for tendering Class B Shares, depending on your particular circumstances, set forth under “THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer.”
•	Withdrawal: Tenders of Class B Shares in the U.S. Offer may be withdrawn at any time prior to the Expiration Time on the Expiration Date, unless withdrawal rights are required to be reinstated in accordance with applicable law. See “THE TENDER OFFER—Section 4. Withdrawal Rights.”

For your convenience, below is additional detail on the U.S. Offer in a question-and-answer format, including additional detail on the procedures for tendering your Class B Shares.

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Who is making the U.S. Offer?	The Bidders are Empresa de Energía del Cono Sur S.A. (“Edelcos” or the “Bidder”) and South American Energy LLP (“SAE,” and together with Edelcos, the “Bidders”). As a result of the Transaction, Edelcos directly owns a total of 462,292,111 Class A Shares of Edenor, or 100% of the total outstanding number of Class A Shares, representing 51% of the capital stock and votes of Edenor. SAE owns approximately 100% of the capital stock of Edelcos. See “SPECIAL FACTORS—Background of the Offers” and “—Interests of Certain Persons in the U.S. Offer; Security Ownership; Transactions and Arrangements Concerning the Class B Shares and ADSs” and “THE TENDER OFFER—Section 9. Certain Information about the Bidders.”
What securities are being sought in the U.S. Offer?

In the U.S. Offer, we are offering to purchase all of the outstanding Class B Shares held by U.S. Persons including all Class B Shares represented by outstanding ADSs. Simultaneously with the commencement of the U.S. Offer, we are offering to purchase all of the outstanding Shares under the Argentine Offer. ADSs may not be tendered directly in the Offers. All holders of Class B Shares who participate in the U.S. Offer will be paid in Argentina in pesos. See “THE TENDER OFFER – Section 2. Acceptance for Payment and Payment for Class B Shares”. As a result, holders of ADSs who wish to participate in the U.S. Offer will be required to surrender their ADSs to the Depositary, withdraw the Class B Shares underlying their ADSs from the Edenor ADS program and follow the procedures described herein as holders of Class B Shares in order to receive the Offer Price. For more information, please see “INTRODUCTION.”

The Class A Shares are not publicly traded and are not the subject of the Offers and the Class C Shares are not publicly traded and are not the subject of the U.S. Offer.

What is the purpose of the U.S. Offer?	The U.S. Offer is being made by us in connection with the Transaction, upon the consummation of which Edelcos acquired a controlling interest in Edenor. Pursuant to Argentine law, Edelcos is required to make an offer to purchase all outstanding Shares in connection with the Change in Control of Edenor.
Who can participate in the U.S. Offer? Who may use this U.S. Offer to Purchase?	The U.S. Offer is open to all holders of Class B Shares that are U.S. Persons. Holders of ADSs (whether or not held by U.S. Persons) who wish to participate in the U.S. Offer must surrender their ADSs to the Depositary and withdraw the Class B Shares underlying their ADSs from the Edenor ADS program.
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Who can participate in the Argentine Offer?	All holders of Shares, including U.S. Persons, may tender their Shares in the Argentine Offer. Holders of ADSs may not tender their ADSs in the Offers. Holders of ADSs who wish to participate in the Argentine Offer must cancel their ADSs in accordance with the terms thereof, receive the Class B Shares and then comply with the requirements of the Argentine Offer. U.S. holders of Class B Shares and U.S. holders of ADSs who surrender their ADSs to the Depositary and withdraw the Class B Shares underlying the ADSs from the Edenor ADS program who wish to participate in the Argentine Offer should carefully consider that they will not be granted the protections under the Exchange Act.
Why is there a separate Argentine Offer?	Edenor is an Argentine corporation. ADSs and the Class B Shares underlying them are registered under the Exchange Act and listed on the New York Stock Exchange (the “NYSE”). Edenor’s Class B Shares are listed on the Buenos Aires Securities Market (Bolsas y Mercados Argentinos, or the “BYMA”). Upon the consummation of the Transaction, Edelcos acquired a controlling interest in Edenor. Accordingly, pursuant to Argentine law, Edelcos is obligated to make an offer in Argentina to purchase all outstanding Shares. U.S. and Argentine law both require that tender offers comply with the home country rules and regulations. Because the U.S. and Argentine laws relating to tender offers are different and inconsistent in certain ways, we are making two separate offers. The U.S. Offer will be conducted in accordance with U.S. federal securities laws, including Regulation 14D and Regulation 14E promulgated under the Exchange Act. The Argentine Offer will be conducted in accordance with Argentine securities law and CNV regulations.
For more information, see “INTRODUCTION.”
What are the principal differences between the U.S. Offer and the Argentine Offer?	The terms and conditions of the U.S. Offer and the Argentine Offer are substantially similar and only differ to the extent required by law or local customary market practice. The principal differences between the Argentine Offer and the U.S. Offer are:
• U.S. holders of Class B Shares who wish to participate in the Argentine Offer will not be granted the protections under the Exchange Act.
• Holders of Class B Shares tendering in the U.S. Offer will have withdrawal rights provided under U.S. law. The Argentine Offer does not allow withdrawal of tendered Shares unless the terms of the Argentine Offer are modified. Withdrawal rights will be available only for tenders of Class B Shares under the U.S. Offer and not under the Argentine Offer.
• The U.S. Offer is conditioned on the completion of the Argentine Offer. However, the Argentine Offer is not conditioned on the completion of the U.S. Offer.
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• Pursuant to mandatory requirements under CNV regulations, Edelcos is required to obtain a guarantee of its payment obligations under the Argentine Offer. Edelcos has obtained such guarantees from several insurance companies. The guarantee applies only after the expiration of the Offers and only if Shares have been accepted in the Offers. See “THE TENDER OFFER—Source and Amount of Funds; Certain Requirements Regarding Offer Price.”
What are the differences in this U.S. Offer applicable to direct holders of Class B Shares, on the one hand, and holders of ADSs, on the other hand?

The terms and conditions of the U.S. Offer are the same for all holders of Class B Shares, including Class B Shares represented by ADSs, in all material respects except that holders of ADSs must first surrender their ADSs and receive delivery of the underlying Class B Shares, as described below.

All holders of Class B Shares who participate in the U.S. Offer will be paid in Argentina in pesos. See “THE TENDER OFFER – Section 2. Acceptance for Payment and Payment for Class B Shares”. As a result, U.S. holders of ADSs who wish to participate in the U.S. Offer will be required to surrender their ADSs to the Depositary, withdraw the Class B Shares underlying their ADSs from the Edenor ADS program, deposit such Class B Shares into an account at Caja de Valores and follow the procedures described herein as holders of Class B Shares in order to receive the Offer Price. Each ADS represents the rights to 20 Class B Shares.

Holders of Class B Shares tendering directly in the U.S. Offer will be paid in Argentine pesos in Argentina, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase. Non-U.S. holders of ADSs who wish to participate in the Offers should contact the U.S. Information Agent, at its address and telephone number set forth on the back cover of this U.S. Offer to Purchase, for the steps to follow after such non-U.S. holders of ADSs become direct holders of Class B Shares.

The procedures for tendering your Class B Shares differ depending on whether you hold ADSs representing rights to Class B Shares or hold Class B Shares directly. see “THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares.”

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How much are you offering to pay? What is the form of payment?

The Offer Price in the U.S. Offer will be Ps. 29.34 per Class B Share, in each case validly tendered and not validly withdrawn. Upon the terms and conditions of the U.S. Offer, we will pay the Offer Price in cash, in Argentine pesos in Argentina, net of the stock exchange and settlement fees described herein, any applicable brokerage fees or commissions, any applicable Distributions and applicable withholding taxes, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and related documents.

We do not intend to change the Offer Price. ADSs may not be tendered directly in the Offers. Holders of ADSs who wish to participate in the U.S. Offer will be required to surrender their ADSs to the Depositary, withdraw the Class B Shares underlying their ADSs from the Edenor ADS program and follow the procedures described herein for holders of Class B Shares to participate in the U.S. Offer in order to receive the Offer Price. We will be responsible for paying any cancellation fees charged by the Depositary in connection with ADSs surrendered for cancellation, provided that the underlying Class B Shares are credited to a Caja de Valores account of the Argentine Receiving Agent.

How will payment be made for the Class B Shares that I tender?	We will be deemed to have accepted for purchase (and thereby purchased) Class B Shares validly tendered in the U.S. Offer and not validly withdrawn when we give written notice to the U.S. Receiving Agent of acceptance for purchase of such Class B Shares.

For holders of ADSs who wish to participate in the Offers, you will be required to surrender your ADSs to the Depositary, and withdraw the Class B Shares underlying your ADSs from the Edenor ADS program. We will be responsible for paying any cancellation fees charged by the Depositary in connection with ADSs surrendered for cancellation, provided that the underlying Class B Shares are credited to a Caja de Valores account of the Argentine Receiving Agent. Once the Class B Shares are withdrawn, (i) U.S. holders of such Class B Shares may choose to tender them for the Offer Price pursuant to the U.S. Offer, and (ii) non-U.S. holders of such Class B Shares may choose to tender them for the Offer Price pursuant to the Argentine Offer.

For U.S. holders of Class B Shares who validly tender and do not validly withdraw their Class B Shares, settlement of the Class B Shares will be made promptly, but no later than 5 (five) business days, after the Expiration Date.

For more information on the payment mechanics, see “THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares.”
Will holders have to pay brokerage fees or commissions if they tender their Class B Shares?	If you own your Class B Shares through a broker or other nominee, and your broker tenders your Class B Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. For more information, see “INTRODUCTION.”
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Do you have the financial resources to pay for the Class B Shares?	The Bidders have access to the necessary economic resources to pay the Offer Price. Pursuant to the Purchase Agreement, including by giving effect to shareholders’ contributions, loans from local and foreign institutions, and/or the commitment by Pampa Energía S.A. (“Pampa”) to acquire, subject to the satisfaction of certain conditions, as described in “Special Factors – Background of the Offers” the lesser of: (x) 90% of the Class B Shares that are tendered in the Offers and (y) the number of Class B Shares representing 35% of the capital stock and votes of Edenor. To the extent that Pampa is required to purchase from us any such Class B Shares, such shares will be purchased after the Expiration at the same price as the Offer Price. In addition, pursuant to CNV regulations, we have procured insurance policies that guarantee the payment to the Argentine Receiving Agent for the benefit of the tendering holders of our obligations in respect of any Class B Shares that are tendered in the offer. See “THE TENDER OFFER—Section 5. Source and Amount of Funds; Certain Requirements Regarding Offer Price” and “—Section 2. Acceptance for Payment and Payment for Class B Shares.”
Is your financial condition relevant to my decision whether to tender in this U.S. Offer?	We do not believe that our financial condition is relevant to a decision by a holder of Class B Shares, including Class B Shares represented by ADSs, to tender Class B Shares in the U.S. Offer because (a) the U.S. Offer is being made for all Class B Shares, including Class B Shares represented by ADSs, (b) the U.S. Offer is solely for cash and (c) the U.S. Offer is not subject to any financing condition. Nonetheless, certain selected financial information of the Bidders is included in “THE TENDER OFFER—Section 9. Certain Information About the Bidders,” in line with information included in the Spanish-language offer document for the Argentine Offer (the “Prospecto”).
Are there any conditions to the U.S. Offer?	The U.S. Offer is not subject to any financing condition or minimum amount of Class B Shares tendered. However, the U.S. Offer will be subject to the satisfaction of certain Conditions (as defined below) as described in “THE TENDER OFFER—Section 13. Conditions of the U.S. Offer.”
Are there any conditions to the Argentine Offer?	The Argentine Offer is subject to substantially the same Conditions as the U.S. Offer except that the Argentine Offer is not conditioned on the completion of the U.S. Offer.
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How long do I have to decide whether to participate in the U.S. Offer?	You may tender your Class B Shares in the U.S. Offer from the Commencement Date through the Expiration Time on the Expiration Date, unless the U.S. Offer is extended, in which case you will have until the new expiration date to tender your Class B Shares. Please be aware that if your Class B Shares are held by a broker, bank or other custodian, they may require advance notification before the Expiration Time on the Expiration Date. Holders of ADSs that wish to tender Class B Shares should take action as soon as possible in order to receive delivery of Class B Shares before the Expiration Date. Those holders must have an account with a broker or other intermediary that can receive delivery of Class B Shares in Argentina. See “THE TENDER OFFER—Section 1. Terms of the U.S. Offer and Expiration Date” and “—Section 3. Procedures for Participating in the U.S. Offer.”
Can the U.S. Offer be extended and under what circumstances?	Under U.S. law, we may extend the U.S. Offer at any time, in our sole discretion, by giving oral or written notice of such extension to the holder of Class B Shares and by making a public announcement of such extension. If we make a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer or if we waive a material Condition of the U.S. Offer, we will also have to disseminate additional tender offer materials and extend the U.S. Offer if and to the extent required by Rules 14d-4(c), 14d-6(c) and 14(e)-1 under the Exchange Act or otherwise. We will announce any decision to extend the U.S. Offer in a press release stating the extension no later than 9:00 a.m., New York City time, on the first business day after the scheduled Expiration Date.

Under Argentine law, the 10 (ten) to 20 (twenty) Argentine business day initial term of the Argentine Offer may be extended by an additional period of 5 (five) Argentine business days to give those holders that have not accepted the Argentine Offer during the original term an opportunity to do so during such additional term.

The U.S. Offer and the Argentine Offer will expire on the Expiration Date and, except as required by applicable laws and regulations, we do not expect to extend the Expiration Date unless the conditions to the U.S. Offer have not been satisfied. We do not intend to provide any subsequent offering periods under the Offers.

See “THE TENDER OFFER—Section 1. Terms of the U.S. Offer and Expiration Date” and “—Section 3. Procedures for Participating in the U.S. Offer.”
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How will you notify holders if you extend the U.S. Offer?	If we extend the U.S. Offer, we will announce such extension by giving written notice to Computershare Inc. (the “U.S. Receiving Agent”) followed as promptly as practicable by a public announcement thereof (which, in any event, will be made no later than 9:00 a.m., New York City time, on the first business day after the scheduled Expiration Date). During any extension, all Class B Shares previously tendered in the U.S. Offer and not withdrawn will continue to be deemed tendered in the U.S. Offer, subject to the rights of a tendering holder to withdraw its Class B Shares in accordance with the terms of this U.S. Offer to Purchase. Any notice regarding the extension of the Argentine Offer will be given in accordance with CNV regulations. For more information regarding extensions of the U.S. Offer, see “THE TENDER OFFER—Section 1. Terms of the U.S. Offer and Expiration Date.”
What happens if I hold ADSs and I want to receive the Offer Price?

ADSs are not permitted to be directly tendered in the U.S. Offer but their holders may choose to participate therein indirectly by surrendering their ADSs to the Depositary and withdrawing the Class B Shares underlying their ADSs. Once a holder of Class B Shares, such holder, in the case of the U.S. holders, must follow the procedures described herein for U.S. holders of Class B Shares to participate in the U.S. Offer in order to receive the Offer Price, and, in the case of non-U.S. holders, must tender their Class B Shares in the Argentine Offer in order to receive the Offer Price. We will be responsible for paying any cancellation fees charged by the Depositary in connection with ADSs surrendered for cancellation, provided that the underlying Class B Shares are credited to a Caja de Valores account of the Argentine Receiving Agent.

In order for a registered holder on the books of the Depositary to withdraw the Class B Shares underlying such holder’s ADSs, registered holders should contact the Depositary, at drsettlements@bnymellon.com, telephone number (+1) 212 815 2783, and in order for a person or entity that holds ADSs through a broker or other securities intermediary to withdraw the Class B Shares underlying such holder’s ADSs, such holders should contact the securities intermediary holding their ADSs, in either case, to surrender their ADSs and withdraw the underlying Class B Shares. If you are a U.S. holder of ADSs and you wish to participate in the U.S. Offer, you should allow sufficient time to complete all required steps to convert your ADSs into Class B Shares prior to the expiration of the U.S. Offer. See “THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer.”

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What happens if I hold ADSs and I want to participate in the Argentine Offer?

ADSs are not permitted to be directly tendered in the Argentine Offer but their holders may choose to participate indirectly therein by surrendering their ADSs to the Depositary, paying the Depositary’s fee of U.S.$0.05 per ADS for cancellation of the ADSs, and withdrawing the Class B Shares underlying their ADSs, which may then be tendered directly in the Argentine Offer.

In order for a registered holder on the books of the Depositary to withdraw the Class B Shares underlying such holder’s ADSs, registered holders should contact the Depositary, at drsettlements@bnymellon.com, telephone number (+1) 212 815 2783, and in order for a person or entity that holds ADSs through a bank, broker or other nominee to withdraw the Class B Shares underlying such holder’s ADSs, such holders should contact the bank, broker or nominee holding their ADSs, in either case, to surrender their ADSs and withdraw the underlying Class B Shares, which may then be tendered directly in Argentina pursuant to the procedures described in the Prospecto for the Argentine Offer. For a person to tender the Class B Shares represented by ADSs, such person shall first open a cuenta comitente at Caja de Valores that is able to receive delivery of the Class B Shares following the cancellation of the corresponding ADSs. All cancellation and withdrawal fees charged by the Depositary will be borne solely by the respective holders.

If you hold ADSs and you wish to participate in the Argentine Offer, you should allow sufficient time to complete all required steps to convert your ADSs into Class B Shares prior to the Expiration Date. You must also have a securities account with a broker or other intermediary that can receive delivery of Class B Shares.

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I am a U.S. Person and I hold Class B Shares of Edenor. How do I participate in the U.S. Offer?

If you are a U.S. Person and you are either a registered holder or beneficial owner on the books and records of Caja de Valores of Class B Shares and you wish to tender your Class B Shares, you must do so by book-entry transfer as described herein. You will not be able to tender in the U.S. Offer any Class B Shares in certificated form.

Any broker, dealer, bank, trust company or other nominee acting on your behalf that is a participant at Caja de Valores may make delivery of Class B Shares by causing Caja de Valores to transfer such Class B Shares into the U.S. Tendered Class B Shares Account (as defined below), in accordance with the procedures of Caja de Valores. In order to effect a tender of the Class B Shares you own directly or beneficially, you should promptly contact your nominee and instruct it to tender such Class B Shares. If you hold your Class B Shares through a broker, dealer, bank, trust company or other nominee who is not a Caja de Valores participant, such nominee, on your behalf, should promptly contact a Caja de Valores participant and make arrangements for the tender of the Class B Shares into the U.S. Tendered Class B Shares Account, including the opening of a cuenta comitente at Caja de Valores, in accordance with the procedures of Caja de Valores, to be received prior to the expiration of the U.S. Offer.

A valid tender will be deemed to have been received only if (i) transfer of the Class B Shares into the U.S. Tendered Class B Shares Account is duly registered in the Daily Registry (as defined below) and (ii) the Caja de Valores participant through which such Class B Shares were tendered delivers before the expiration of the U.S. Offer a duly completed and executed form of acceptance (the “Form of Acceptance”) to the U.S. Receiving Agent.

See “THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer.”

Can I withdraw Class B Shares previously tendered in the U.S. Offer?	Yes. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the U.S. Receiving Agent at its address set forth on the back cover of this U.S. Offer to Purchase and must specify the name of the person who tendered the Class B Shares to be withdrawn and the number of Class B Shares to be withdrawn and the name of the registered holder of Class B Shares, if different from that of the person who tendered such Class B Shares. Withdrawal rights will be available only for tenders of Class B Shares under the U.S. Offer and not under the Argentine Offer. For more information regarding withdrawal of Class B Shares tendered from the U.S. Offer, see “THE TENDER OFFER—Section 4. Withdrawal Rights.”
Will I receive any Distributions with respect to the Class B Shares tendered?	Upon consummation of the U.S. Offer, we will acquire the Class B Shares together with all economic and voting rights, including rights to any Distributions declared on or after the Commencement Date. If, on or after the date hereof, Edenor should declare or pay any Distributions on the Class B Shares that are payable or distributable to stockholders of record on Edenor’s stock transfer records of Class B Shares on a date prior to the transfer to our name of the tendered Class B Shares that are accepted for purchase pursuant to the U.S. Offer, then (i) the Offer Price payable by us per Security in the U.S. Offer will be further reduced to the extent such Distributions are payable in cash and (ii) any non-cash Distributions received and held by a tendering holder shall be required to be promptly remitted and transferred to the U.S. Receiving Agent for our account accompanied by appropriate documents of transfer. Pending such remittance, we will be entitled to all rights and privileges, as owner of any such non-cash Distributions and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the us in our sole discretion. See “THE TENDER OFFER—Section 2. Acceptance for Payment and Payment.”
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Do you think the U.S. Offer is fair to holders of Class B Shares?	The Bidders believe that the U.S. Offer is substantively and procedurally fair to unaffiliated holders of Securities under Argentine laws and regulations applicable to mandatory tender offers. However, (i) the Offer Price of Ps.29.34 per Class B Share is below Ps.66.7, the closing trading price per Class B Share and (ii) the aggregate Offer Price of Ps.586.80 for the twenty (20) Class B Shares underlying each ADS is below the aggregate closing trading price of for twenty (20) Class B Shares ofPs.1,334.00, in each case, as of November 11, 2021 (the last trading day prior to the Commencement Date). Accordingly, holders of Class B Shares (including holders of ADSs who surrender their ADSs and take possession of Class B Shares) tendering into the U.S. Offer would receive less per Class B Share than the then current market price per Class B Share if the current market price per Class B Share exceeds the Offer Price on the Expiration Date, as applicable. See “SPECIAL FACTORS—Position of the Bidders Regarding Fairness of the U.S. Offer”
What does the Board of Directors of Edenor think of the Offers?	In accordance with Argentine law, on August 9, 2021, the Board of Directors issued a favorable opinion on the reasonableness of the Offer Price under the Argentine Offer.
Within 10 (ten) business days after the day the U.S. Offer is commenced, Edenor is required by the Exchange Act to file with the SEC and distribute to holders of Class B Shares that are U.S. residents a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 and a Transaction Statement on Schedule 13E-3 containing a statement of Edenor’s Board position with respect to the U.S. Offer.
To the best of our knowledge, none of the directors or affiliates of Edenor have made any recommendation with respect to the U.S. Offer in its individual capacity. The executive officers of Edenor holding Class B Shares expressed their intention not to participate in the Argentine Offer. For more information, see “INTRODUCTION.”
Are there appraisal rights with respect to the U.S. Offer?	No, there are no appraisal or similar rights available in connection with the U.S. Offer.
What are your plans for Edenor following the Offers?	We plan to continue operating Edenor as a going concern for the foreseeable future. We expect to continue reviewing Edenor and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the completion of the Offers. We presently anticipate that Edenor will continue as a public company and will maintain its listings on the NYSE and BYMA following our consummation of the Offers. For more information, see “—SPECIAL FACTORS—Purpose of and Reasons for the U.S. Offer; Plans for Edenor Following the U.S. Offer.”
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How will consummation of the U.S. Offer affect untendered Class B Shares? Will Edenor be delisted or deregistered in the U.S. and in Argentina following the completion of the Offers?
If you do not tender your Class B Shares in the U.S. Offer, including Class B Shares represented by ADSs, you will remain a holder of Class B Shares and/or ADSs, as the case may be. We presently anticipate that Edenor will continue as a public company and will maintain its listing on the NYSE and BYMA following our consummation of the Offers. Depending upon the number of Shares purchased in the Offers, the Offers may adversely affect the liquidity and market value of any Class B Shares held by public shareholders after the U.S. Offer is completed. See “SPECIAL FACTORS—Certain Effects of the Offers.”
What are the U.S. federal income tax and Argentine tax consequences to a tendering shareholder?	The receipt of cash in exchange for Class B Shares pursuant to the U.S. Offer will generally give rise to gain or loss for U.S. federal and Argentine income tax purposes. Under Argentine law, capital gains obtained by individuals and entities that are not Argentine residents for Argentine tax purposes (“Foreign Beneficiaries”) are subject to a capital gains tax at a fifteen percent (15%) rate unless an exemption applies. Unless a tendering holder not resident in Argentina delivers a valid Tax Cost Certificate (as defined below) to us in accordance with “THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares—Procedures for Delivering Tax Cost Certificate,” we are required to withhold thirteen and one-half percent (13.5%) of the Offer Price (fifteen percent (15%) of an assumed gain provided in the Argentine Income Tax Law of ninety percent (90%) of the gross amount of the Offer Price) payable to any such tendering holder of Class B Shares that is not resident in Argentina for Argentine tax purposes, in respect of Argentine income tax on the capital gains derived from the disposition of the Class B Shares. If the tendering holder provides a valid Tax Cost Certificate, we are required to withhold fifteen percent (15%) of the Net Gain (as defined below), if any, of such tendering holder. The Offer Price will be paid net of the applicable withholding tax. See “THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares—Procedures for Delivering Tax Cost Certificate.”
If I decide not to tender, what will happen to my Class B Shares after the completion of the Offers?	If you do not tender your Class B Shares in the U.S. Offer, you will remain a holder of Class B Shares or ADSs, as the case may be. We do not have the intention to “squeeze out” holders that elect not to accept the Offers and to remain shareholders of Edenor. Following completion of the Offers, the number of Class B Shares remaining in public circulation may decrease and the already small market for such securities may be even further reduced.
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Who may I contact with questions about the U.S. Offer?	You may contact the U.S. Information Agent for information regarding this U.S. Offer to Purchase or the U.S. Offer. The U.S. Information Agent for the U.S. Offer is: D.F. King & Co. Inc..
If you are an ADS holder and have questions about how to participate in the U.S. Offer, you should contact the U.S. Information Agent.
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To U.S. Holders of Class B Shares and all Holders of ADSs:

INTRODUCTION

Empresa de Energía del Cono Sur S.A. (“Edelcos” or the “Bidder”), a corporation (sociedad anónima) organized under the laws of Argentina and South American Energy LLP, a limited liability partnership organized under the laws of England and Wales (“SAE” and, together with Edelcos, the “Bidders”), hereby offer to purchase any and all outstanding Class B common shares, par value Ps. 1.00 per share (the “Class B Shares”), held by U.S. Persons (as defined below), including outstanding Class B Shares represented by American Depositary Shares (each representing rights to 20 Class B Shares) (the “ADSs” and, together with the Class B Shares, the “Securities”), of Empresa Distribuidora y Comercializadora Norte S.A. (“Edenor”), a corporation (sociedad anónima) organized under the laws of Argentina, other than those held by the Bidders or their affiliates, in cash at a price of Ps.29.34 per Class B Share (the “Offer Price”), less (i) the stock exchange and settlement fees described herein, (ii) any applicable brokerage fees or commissions, (iii) any applicable Distributions (as defined below), and (iv) any applicable withholding taxes, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase and the related documents. Non-U.S. Persons will not be permitted to tender their Class B Shares in the U.S. Offer. Holders of ADSs who wish to participate in the U.S. Offer will be required to surrender their ADS, withdraw the Class B Shares underlying their ADSs and follow the procedures described herein for holders of Class B Shares to participate in the U.S. Offer to Purchase in order to receive the Offer Price.

The U.S. Offer is being made in conjunction with the Argentine Offer. The Class A Shares are not publicly traded and are not the subject of the Offers and the Class C Shares are not publicly traded and are not the subject of the U.S. Offer.

The price offered in the Argentine Offer is the same on a per Class B Share basis as the Offer Price in the U.S. Offer, which is payable in Argentine pesos under the terms described in the offer materials for the Argentine Offer, but the net amount of Offer Price payable by us to each holder may differ because of the deduction of taxes. We do not intend to change the Offer Price and, while the Offers are open, will not purchase or make any arrangements to purchase Shares, other than pursuant to the Offers.

The U.S. Offer is not conditioned on any minimum number of Class B Shares being tended. However, the U.S. Offer is subject to certain Conditions.

Holders tendering in the U.S. Offer will have withdrawal rights until the Expiration Date. See “THE TENDER OFFER—Section 2. Acceptance for Payment and Payment for Class B Shares”, “THE TENDER OFFER—Section 4. Withdrawal Rights”, and “THE TENDER OFFER—Section 13. Conditions of the U.S. Offer.”

On June 30, 2021, Edelcos acquired all the Class A Shares of Edenor, representing 51% of the capital stock and votes of Edenor, resulting in the Change in Control of Edenor. As a result of the Change in Control of Edenor, pursuant to the provisions of Section 87 and subsequent sections of Argentine Law No 26,831 of Capital Markets (as amended), and Section II, Chapter II, Title III, of the rules of the CNV, we are required to offer to purchase all of the Shares of Edenor.

Subject to the terms described herein, unless the U.S. Offer is extended, to tender Class B Shares in the U.S. Offer a holder must tender their Class B Shares, including Class B Shares represented by ADSs, no later than the Expiration Time on December 13, 2021 (such date, as it may be extended by us in our sole discretion, the “Expiration Date”). Holders of ADSs that wish to tender the Class B Shares represented by ADSs should take action as soon as possible in order to receive delivery of Class B Shares before the Expiration Date. Those holders must have an account with a broker or other intermediary that is able to receive delivery of Class B Shares.

If you own your Securities through a broker or other nominee, and your broker tenders your Securities on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. For more information, see “THE TENDER OFFER—Section 11. Fees and Expenses.”

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Holders of ADSs who wish to participate in the U.S. Offer will be required to surrender their ADSs to the Depositary, withdraw the Class B Shares underlying their ADSs from the Edenor ADS program and follow the procedures described herein for holders of Class B Shares to participate in the U.S. Offer in order to receive the Offer Price. We will be responsible for paying any cancellation fees charged by the Depositary in connection with ADSs surrendered for cancellation, provided that the underlying Class B Shares are credited to a Caja de Valores account of the Argentine Receiving Agent. The Offer Price received by holders of Class B Shares participating in the U.S. Offer who are not resident in Argentina for Argentine tax purposes are subject to applicable withholding on Argentine capital gains tax. See “THE TENDER OFFER—Section 6. Certain U.S. Federal Income and Argentine Tax Consequences.”

On August 9, 2021, in accordance with Argentine law, the Board of Directors of Edenor issued a favorable opinion on the reasonableness of the Offer Price under the Argentine Offer, consisting of Ps.29.34 per Class B Share (or U.S.$0.28 per Class B Share, using the selling exchange rate of Ps.105.25 per U.S.1.00 reported by Banco de la Nación Argentina on November 11, 2021), under the Argentine Offer. The Board of Directors of Edenor based its analysis on the BA Advisors Valuation Report. In such Board of Directors’ meeting the executive officers of Edenor holding Class B Shares expressed their intention not to participate in Argentine the Offer. Under U.S. law, within 10 (ten) business days after the day the U.S. Offer is commenced, Edenor is required by the Exchange Act to file with the SEC and distribute to holders of Securities that are U.S. residents a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 and a Transaction Statement on Schedule 13E-3 containing a statement of the position of the Board of Directors with respect to the U.S. Offer. A copy of the Schedule 14D-9 and Schedule 13E-3 will be furnished to all holders of ADSs and U.S. resident holders of Class B Shares. Holders of Securities are urged to read these documents carefully when they become available and as they may be amended from time to time, before making any decision with respect to the U.S. Offer.

The Offer Price received by holders of Class B Shares participating in the U.S. Offer who are not resident in Argentina for Argentine tax purposes are subject to applicable withholding on Argentine capital gains tax unless an exemption applies. If holders do not present a valid Tax Cost Certificate within such time period, thirteen and one-half percent (13.5%) of the Offer Price will be withheld pursuant to Argentine law. If the tendering holder provides a valid Tax Cost Certificate, fifteen percent (15%) of the Net Gain (as defined below) will be withheld pursuant to Argentine law. Pursuant to General Resolution (AFIP) No. 1107/2001, Argentine resident individuals that validly tender their Class B Shares in the U.S. Offer will be subject to Argentine withholding tax at one and one-half percent (1.5%) over the Offer Price on account of their final tax liability. See “THE TENDER OFFER—Section 6. Certain U.S. Federal Income and Argentine Tax Consequences—Capital Gains Tax—Foreign Beneficiaries.”

This U.S. Offer qualifies as a “Tier II” offer in accordance with Rule 14d-1(d) under the Exchange Act and is, as a result, exempt from certain provisions of otherwise applicable U.S. statutes and rules relating to tender offers.

Certain amounts and percentages presented in this U.S. Offer to Purchase have been subject to rounding adjustments and, accordingly, certain totals presented may not correspond to the arithmetic sum of the amounts or percentages that precede them.

This U.S. Offer to Purchase and its related documents contain important information that you should read carefully and in their entirety before making any decision in connection with the U.S. Offer.

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SPECIAL FACTORS

Background of the Offers

Collectively through the Offers, we are offering to purchase any and all Shares, including Class B Shares represented by ADSs, in connection with the Transaction. The Class A Shares are not publicly traded and are not the subject of the Offers and the Class C Shares are not publicly traded and are not the subject of the U.S. Offer.

On December 28, 2020, Pampa entered into a binding stock purchase agreement (the “Purchase Agreement”) with Edelcos, as purchaser, and Integra Capital S.A., Messrs. Daniel Eduardo Vila, Mauricio Filiberti and José Luis Manzano as guarantors, for the sale of Pampa’s total Class A shares, representing 51% of the capital stock and voting rights of Edenor, pursuant to certain conditions precedent, including but not limited to the approval by Pampa’s shareholders’ meeting and the Ente Nacional Regulador de la Electricidad (the “ENRE”) (the “Transaction”). The Transaction was approved by Pampa’s Ordinary and Extraordinary General Shareholders’ Meeting held on February 17, 2021. On June 23, 2021, the ENRE approved the Change in Control of Edenor.

On June 30, 2021, Edelcos acquired a controlling interest in Edenor upon the consummation of the Transaction. Pursuant to the Purchase Agreement, Edelcos agreed to pay: (i) U.S.$ 95.0 million (the “Cash Purchase Price”) and (ii) 21,876,856 Class B Shares owned by Edelcos (the “In-kind Purchase Price” and together with the Cash Purchase Price, the “Purchase Price”) in consideration for the acquisition of 462,292,111 Class A Shares. In addition, Edelcos will be required to pay to Pampa contingent payments pursuant to the Purchase Agreement, if certain change of control events occur (the “Contingent Payments”). Excluding the Contingent Payments, as of the date hereof, the balance of the Purchase Price is U.S.$40,000,000, to be paid on June 30, 2022, plus interest payable on a quarterly basis at a fixed annual rate of 10% from June 30, 2021. The first interest payment of U.S.$1,022,222.22 was due on September 30, 2021 and was paid on October 22, 2021.

Pursuant to the Purchase Agreement, Pampa committed to enter into a purchase agreement with Edelcos (the “Pampa Commitment”) to acquire, subject to the satisfaction of certain conditions, including (i) the absence of an event of default with respect to certain affirmative and negative covenants undertaken by Edelcos in connection with the financing of a portion of the price for the acquisition of a controlling interest in Edenor; and (ii) the absence of an event of default under the Class 9 notes of Edenor, among others), the lesser of: (x) 90% of the Securities that are tendered in the Offers and (y) the number of Securities representing 35% of the capital stock and votes of Edenor. To the extent that Pampa is required to purchase from us any such Class B Shares, such shares will be purchased after the Expiration of the Offers at the same price per Class B Share as the Offer Price.

We have access to the necessary economic resources to pay the Offer Price, including by giving effect to shareholders' contributions, loans from local and foreign financial institutions and/or the Pampa Commitment. In addition, pursuant to Article 34, Chapter II, Title III of the CNV regulations, we have procured insurance policies from Afianzadora Latinoamericana Cia. de Seguros S.A., Premiar Compañía Argentina de Seguros S.A., Galeno Caución S.A., Fianzas y Crédito S.A. Compañía de Seguros and Tutelar Seguros S.A., that guarantee the payment to the Argentine Receiving Agent for the benefit of the tendering holders of our obligations in respect of any Class B Shares that are tendered in the Offers. Therefore, we believe that sufficient funds are available to us to purchase the maximum amount of securities sought in the Offers.

Edelcos and Edenor are currently negotiating a technical assistance agreement pursuant to which Edelcos will provide Edenor certain financial advisory services in exchange for a management fee.

As a result of the Transaction, Edelcos directly owns a total of 462,292,111 Class A Shares of Edenor, or 100% of the total outstanding number of Class A Shares, representing 51% of the capital stock and votes of Edenor. SAE owns approximately 100% of the capital stock of Edelcos.

The price that Edelcos paid for the Class B Shares comprising the In-kind Purchase Price was Ps.21.79 per Class B Share, calculated on the basis of the total amount paid for the Class B Shares on the different dates divided by the number of shares. The Class B Shares comprising the In-kind Purchase Price were purchased by Edelcos on November 18, 2020, and November 24, 2020.

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On July 29, 2021, we announced our intention to commence a mandatory tender offer that would satisfy the requirement under the Argentine Capital Markets Law and applicable CNV rules in connection with the Change in Control of Edenor. We also announced that our price for the proposed tender offer would be Ps.29.34 per Class B Share. In such announcement, we expressly conditioned the execution of the Offers to the approval by the CNV of the Argentine Offer in accordance with applicable regulations.

As required under applicable CNV rules in connection with the Argentine Offer (i) the Bidder requested the preparation of an accounting certification by PKF Audisur SRL (the “PKF Certification”) related to the Offer Price; and (ii) on August 9, 2021, the Board of Directors issued a favorable opinion on the reasonableness of the Offer Price under the Argentine Offer based on a valuation report (the “BA Advisors Valuation Report”) prepared by Buenos Aires Advisors S.C. (“BA Advisors”). CNV regulations require the Bidder to obtain an accounting certification from an independent third-party accounting firm and require Edenor to obtain one valuation opinion from an independent third-party valuation firm to determine whether the Offer Price is fair under Argentine law. The highest price paid by Edelcos per Class B Share was Ps. 21.79, therefore, the Offer Price represents a 35% premium for the shareholders accepting the Offers.

The BA Advisors Valuation Report presents an analysis and determination of the economic value of Edenor’s Class B Shares. On August 9, 2021, Edenor filed a summary of the BA Advisors Valuation Report with the CNV. The Offer Price is higher than the price reflecting the economic value of the Class B Shares indicated by the PKF Certification and is higher than the range of economic values considered reasonable under the BA Advisors Valuation Report. See “—Accounting Certification of PKF” and “—Valuation Report of BA Advisors.”

On July 30, 2021, we submitted a first draft of the Prospecto for the Argentine Offer to the CNV, describing our proposed Argentine Offer at the offer price of Ps.29.34 per Class B Share. Following receipt of comments from the CNV, we submitted a second draft of the Prospecto to the CNV on August 19, 2021. Following receipt of further comments from the CNV, we submitted a third draft of the Prospecto to the CNV on September 16, 2021. Following receipt of further comments from the CNV, we submitted a fourth draft of the Prospecto to the CNV on October 22, 2021. Following receipt of further comments from the CNV, we submitted a fifth draft of the Prospecto to the CNV on October 29, 2021. The CNV approved the Prospecto on November 4, 2021.

As of the date of this U.S. Offer to Purchase, the approval of the Argentine Antitrust Commission (Comisión Nacional de Defensa de la Competencia or “CNDC”) had not been obtained. See “THE TENDER OFFER—Section 10. Certain Legal and Regulatory Matters - Antitrust Approval”.

As of the date of this U.S. Offer to Purchase, there are no legal, administrative or precautionary measures notified to Edelcos or Edenor challenging the terms of the Offers.

Recent Changes in the Market Price of Edenor Class B Shares

Following the Announcement Date, the market price per Class B Share on the BYMA has increased significantly. As of November 11, 2021, the last trading day prior to the Commencement Date, (i) the closing price per Class B Share on the BYMA was Ps.66.7 which is approximately one hundred and twenty seven percent (127%) more than the Offer Price and (ii) the closing price of twenty (20) Class B Shares underlying each ADS was Ps.1,334, which is approximately three percent (127%) more than the aggregate offering price of twenty (20) Class B Shares. This increase in the trading price of Edenor’s Securities was in line with the increase in the trading prices of the equity securities of other Argentine energy public companies during the relevant period. See “THE TENDER OFFER—Section 7. Certain Information about the Class B Shares and ADSs.”

Exchange Controls

Exchange controls may limit the opportunity for liquidity for U.S. holders who wish to participate in the U.S. Offer and do not wish to hold Argentine Pesos.

In September 2019, the Argentine Federal Government issued Decree No. 609/2019 establishing extraordinary and transitory rules related to exports of goods and services, transfers outside Argentina and access to the Argentine foreign exchange market (Mercado Libre de Cambios, or the “exchange market”), delegating the power to regulate these matters to the Argentine Central Bank (the “Central Bank”). Consequently, the Central Bank reinstated regulations on foreign currency transactions, requiring financial institutions to obtain prior approval of the Central Bank before transferring foreign currency outside Argentina and accessing to the exchange market for certain specific purposes. In other cases, access to the exchange market was not subjected to prior Central Bank approval to the extent the particular requirements established in the regulations were met.

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In November 2019, the Central Bank tightened the foreign exchange regulations and introduced new regulations on individual and legal persons’ access to the exchange market, including, among others, monthly limits of U.S.$200 on purchases of foreign currency by resident individuals. Pursuant to foreign exchange regulations in place as of the date of this Offer to Purchase, the proceeds of foreign financial indebtedness disbursed after September 1, 2019 must be repatriated and settled in the exchange market for Pesos for the debtor to be able to access such market for scheduled payments of principal and interest (with certain limited exceptions). Access to the exchange market for repayment of foreign financial indebtedness and certain other transactions is also conditioned on the debtor’s compliance with the External Assets and Liabilities Reporting Regime.

Exporters of goods are generally required to repatriate and settle for Pesos through the exchange market the proceeds of exports that cleared customs as of September 2, 2019 (subject to limited exceptions). Any amounts collected in foreign currency in connection with insurance claims related to exported goods must also be repatriated and settled in Pesos through the exchange market, up to the amount of the insured exported goods. Exporters of services must repatriate and settle through the exchange market the proceeds of exports of services within five business days following the earlier of the receipt of such proceeds by the exporter in Argentina or abroad, or the crediting of such amounts to any foreign account of the exporter.

Residents are authorized to access the exchange market for the payment of imports of goods to non-Argentines subject to certain requirements (which, among others, vary depending on whether these relate to imports of goods with or without customs clearance at the time the payment is made). Residents may access the exchange market for the payment of services provided by non-residents (provided they are unrelated entities) if the relevant transaction has been reported in accordance with the External Assets and Liabilities Reporting Regime, if applicable.

In December 2019, Law No. 27,541 (Ley de Solidaridad Social y Reactivación Productiva en el Marco de la Emergencia Pública or the “Solidarity Law”) introduced a special tax on a number of transactions such as the purchase of foreign currency, the purchase of services abroad through travel or tourism agencies, and the purchase of land, air or water passenger transport services to destinations outside the country, among others, for a period of five fiscal years, commencing on the date of the enactment of the law. In May and June 2020, the Central Bank further tightened restrictions on access to the exchange market for (i) payments outside Argentina (particularly, in case the local entity has “available external liquid assets”), (ii) trading securities with settlement in foreign currency, (iii) payments of imports of goods, and (iv) payments of principal of financial debt to non-Argentine affiliates.

In September 2020, the Central Bank required that non-financial private sector debtors under the obligation to make scheduled repayments of principal maturing between October 15, 2020 and March 31, 2021 (subsequently extended to cover principal services maturing through December 31, 2021), relating to (i) foreign financial indebtedness with a creditor who is not a counterparty related to the debtor; (ii) foreign financial indebtedness of financial institutions; and/or (iii) issuances of debt securities publicly registered in Argentina, denominated in foreign currency, by private sector customers or the financial entities themselves, submit a refinancing plan to the Central Bank in line with the following criteria: (a) debtors shall gain access to the exchange market on the original maturity dates to make payments of net principal amounts not exceeding forty percent (40%) of the principal amounts due; and (b) the balance of the principal amount shall have to be refinanced by new foreign indebtedness with an average life of, at least, two (2) years. Access to the exchange market to pay principal or interest on foreign financial indebtedness is only allowed up to three days prior to the maturity date except for certain refinancing transactions, including in connection with a refinancing plan submitted to the Central Bank as described above, where access can occur up to 45 days prior to the maturity date. The above-mentioned provisions do not apply to: (i) indebtedness with international organizations or associated agencies thereof or secured by them; (ii) indebtedness granted to the debtor by official credit agencies or secured by them; and (iii) when the amount for which access to the exchange market is requested for repayment of principal under such indebtedness does not exceed the equivalent of U.S.$2,000,000 per calendar month.

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On July 10, 2021, the Central Bank established that financial entities must request an affidavit from companies that access the foreign exchange market. A company’s affidavit must declare that for the 90 days preceding and following the affidavit, the company has neither arranged nor will arrange (i) sales of securities in Argentina with settlement in foreign currency or (ii) exchanges of securities for other foreign assets or transfers thereof to foreign depository entities. The affidavit must also include information on the human or legal persons that exercise a relationship of direct control over said company.

In addition, on July 8, 2021, the CNV reduced the mandatory term to hold securities from 3 to 2 days for dollar purchases settled through a local asset and implemented a mandatory holding term of 2 days for the purchase of swaps for blue chip securities denominated in U.S. dollars. Moreover, the new weekly purchase limit was set at USD 50,000 for both local-law governed bonds and foreign-law governed bonds.

On August 13, 2021, Communication “A” 7340 established that any settlement of securities in U.S. dollars must be effected in a bank account of the holder of the security excluding any securities account (cuenta comitente) of such holder or an account of a third party.

Similarly, through CNV Resolution No. 898/2021, the CNV has recently restricted the activities of local settlement and clearing agents (“ALyCs” for its acronym in Spanish) who may currently only carry out activities that are controlled and supervised by the CNV, with certain exceptions applicable to banks and financial institutions.

Since the reinstatement of foreign exchange controls in September 2019, an unofficial U.S. Dollar trading market has further developed in which the peso-U.S. Dollar exchange rate differs substantially from the official peso-U.S. Dollar exchange rate.

On October 5, 2021, through General Resolution No. 907/2021, the CNV introduced additional foreign exchange restrictions by setting a U.S.$50,000 per week limit on the sale of marketable securities issued under Argentine law and denominated in U.S. dollars, settling in foreign currency in the bidding segment with price-time priority, by considering the established limit for all transactions with settlement in foreign currency.

Orders to execute transactions involving securities settling in foreign currency not covered by the provisions of Section 6 of Chapter V of Title XVIII of the CNV rules, or to make transfers of securities from or to depository institutions abroad, may only be executed if:

•	During the previous 30 calendar days, no sale transactions of securities denominated and payable in U.S. dollars issued by the Argentina under Argentine Law, settling in foreign currency, have been executed in the bidding segment with price-time priority; and
•	There is a reliable statement of not having executed sale transactions of securities denominated and payable in U.S. dollars issued by the Argentina under Argentine Law, settling in foreign currency, in the bidding segment with price-time priority, as from the moment in which the referred transactions are settled and for the following 30 calendar days.

Settlement and clearing agents and trading agents shall, prior to executing any of the abovementioned transactions, require the filing of an affidavit evidencing compliance with these regulations.

The following is a description of the main aspects of the Central Bank regulations concerning outflows of funds from Argentina, based on Communication “A” 7272 (as amended or supplemented, “Communication 7272”).

Remittances of profits and dividends

Section 3.4 of Communication 7272 allows access to the exchange market to remit foreign currency abroad for the payment of dividends and profits to non-resident shareholders, provided that the following conditions are met:

(a)	profits and dividends shall be supported by closed audited financial statements;
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(b)	the total amount paid to non-resident shareholders shall not exceed the amount in Argentine pesos that is payable to them according to the distribution resolved by a shareholders’ meeting;
(c)	if applicable, the transactions involved shall have complied with the Survey of External Assets and Liabilities Regime; and
(d)	the company complies with any of the following:
(i)	it has direct investment contributions made since January 17, 2020, where (i) the total amount of remittances made through the exchange market as from such date shall not exceed 30% of the amount of new capital contributions made in the resident company, entered and settled through the exchange market since such date; (ii) the financial institution involved shall have secured a certificate issued by the entity that executed the settlement to the effect that it has not issued any certificates for the same purpose contemplated in an aggregate amount exceeding 30% of the amounts so settled; (iii) access to the exchange market shall take place not less than thirty (30) calendar days from the date of payment of the most recent capital contribution that is being computed for purposes of determining the above-mentioned 30% limit; and (iv) upon accessing the exchange market, evidence shall be given of the final capitalization of the contribution or of the start of proceedings for registering the contribution with the Public Registry of Commerce (in this case, within 365 calendar days from the start of the registration proceedings);
(ii)	in the case of profits derived from projects under the Gas Plan (the “Argentine Natural Gas Production Promotion Plan - Supply and Demand Scheme 2020-2024” as set forth in Section 2 of Decree No. 892/20): (i) profits shall derive from direct foreign investment contributions entered and settled through the exchange market since November 16, 2020, intended to be used to finance projects under such plan; (ii) access to the exchange market shall occur at least 2 (two) calendar years after the date of settlement of the contribution qualifying under this item in the exchange market; and (iii) the customer shall file the documents evidencing the final capitalization of the contribution in question; and
(iii)	it has a “Certificate of Increase of Goods’ Exports in 2021” issued within the framework of Section 3.18. of Communication 7272, for the equivalent value of the profits and dividends to be paid.

Any cases not falling under the scope of the events mentioned above will require the Central Bank’s prior authorization to access the exchange market.

Purchase of foreign currency by non-residents

Section 3.13 of Communication 7272 provides that the Central Bank’s prior authorization shall be required for non-residents to access the exchange market for purposes of purchasing foreign currency.

The following transactions are exempt from such rule: (a) international bodies and institutions serving as official export credit agencies; (b) diplomatic and consular representations and accredited diplomatic staff based in Argentina, with respect to transfers made in the course of their duties; (c) Argentine-based representative offices of Courts, Authorities or Bureaus, Special Missions, Commissions or Bilateral Agencies established by International Treaties or Conventions to which Argentina is party, to the extent the transfers are made in the course of their duties; (d) transfers made abroad in the name of individuals who are beneficiaries of retirement benefits and/or pensions paid by the Argentine Social Security Administration (Administración Nacional de la Seguridad Social, ANSES), to the extent of the amount paid by such administration in the applicable calendar month and provided that the transfer is made to a bank account held by the beneficiary in their registered country of residence; (e) purchase of foreign currency by non-resident individuals in connection with tourism and travel activities for a maximum amount equivalent to U.S.$100 vis-à-vis all the institutions. This mechanism shall be authorized when the sale of foreign currency settled by the customer is registered with the Central Bank by the incumbent financial institution, pursuant to customary practices; (f) transfers to offshore bank accounts held by individuals in connection with funds received by them in Argentina related to the benefits granted by the Argentine Government under Laws Nos. 24,043, 24,411 and 25,914 and related provisions; and (g) remittances of direct investments by non-residents in companies that are not controlling companies of local financial institutions, provided that the capital contribution has been entered and settled in the exchange market as from October 2, 2020, and the remittance is made at least 2 (two) years after the inflow of funds.

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In addition, Communication “A” 7106 provided that non-residents will be prevented from carrying out sales of securities settled in foreign currency in Argentina, other than those sales of securities which have been acquired in Argentina and are settled in foreign currency as from September 16, 2020, and which have been held by the non-resident for a term of at least one year.

Capital Markets Transactions

Section 4.3 of Consolidated Communication 7272 provides that securities transactions executed abroad shall not be settled in pesos in Argentina; only transactions executed in Argentina may be settled in pesos in Argentina.

Institutions authorized to deal in foreign exchange shall not be allowed to purchase securities with settlement in foreign currency in the over-the-counter market or use any holdings in their general foreign exchange position to make payments to local suppliers.

In addition to exchange restrictions, the Central Bank, through Communication “A” 7340, established, that securities transactions that settle in the segment known as “cash with settlement” must originate in a local account of the holder of the securities and be transferred to an account of such holder abroad.

Advance information on foreign exchange transactions

The financial institutions authorized to deal in foreign exchange shall provide the Central Bank, at the end of each business day and two business days in advance, with information on transactions relative to outflows through the exchange market in daily amounts equal to or higher than the equivalent of U.S.$50,000.

Customers of licensed institutions shall provide such institutions with information sufficiently in advance so that they may comply with the requirements under this reporting regime and, accordingly, to the extent any further requirements set forth in the exchange regulations are simultaneously satisfied, they may process the exchange transactions

Purpose of and Reasons for the U.S. Offer; Plans for Edenor Following the U.S. Offer

Purpose of and Reasons for the Offers

In the U.S. Offer, we are offering to purchase any and all outstanding Class B Shares held by U.S. Persons, including Class B Shares represented by ADSs other than those held by us or our affiliates.

The Offers are comprised of a U.S. Offer and an Argentine Offer. The U.S. Offer is being made by us in connection with Edelcos’s mandatory tender offer in Argentina, required by its recent acquisition of all Class A Shares of Edenor, resulting in a Change in Control of Edenor. The Argentine Offer is required under Argentine law as a mandatory offer in connection with the Change in Control of Edenor. As a result of the Argentine Offer, the U.S. Offer is required pursuant to Regulation 14D of the Exchange Act.

Plans for Edenor Following the Offers

We plan to continue operating Edenor as a going concern for the foreseeable future. On July 6, 2021, Neil A. Bleasdale was appointed chief executive officer, German Ranftl was appointed chief financial officer and María José Van Morlegan as chief legal and regulatory officer, in each case, of Edenor. We currently do not have specific plans affecting the continuity of Edenor employees.

We currently intend to retain all of the Class B Shares tendered pursuant to the Offers, other than any Class B Shares that we may be required to sell to Pampa pursuant to the Purchase Agreement if the conditions to such purchase are satisfied following the consummation of the Offers. We may also in the future consider transfers or sales of Securities to related companies.

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We presently anticipate that Edenor will continue as a public company and will maintain its listings on the NYSE and BYMA following our consummation of the Offers.

Certain Effects of the Offers

Holders who sell their Shares in the Offers will cease to have any equity interest in Edenor or any right to participate in its earnings and future growth, including as a result of acquisitions or mergers. After selling their Shares in the Offers, such holders also will not bear the risk of any decrease in the value of Edenor.

If you do not tender your Class B Shares in the U.S. Offer, including Class B Shares represented by ADSs, you will remain a holder of Class B Shares and/or ADSs, as the case may be. As of September 30, 2021, there were 442,210,385 Class B Shares, 48.78 % of the total outstanding capital stock of Edenor in public circulation (representing approximately 96.57% of the total outstanding Class B Shares, excluding 31,1364,420 treasury shares), including 4,115,242 ADSs. After the completion of the Offers, the number of Class B Shares, including Class B Shares represented by ADSs, remaining in public circulation may decrease, and the already small market for such securities may be even further reduced. We do not have the intention to “squeeze out” holders that elect not to accept the Offers and to remain shareholders of Edenor.

The purchase of Class B Shares by the Bidders in the Offers will have no effect on the financial statements of Edenor.

Market for Class B Shares

We presently anticipate that Edenor will continue as a public company and will maintain its listing on the NYSE and BYMA following the consummation of the Offers. Neither we nor our affiliates are seeking to deregister or de-list the Securities from any stock exchange on which the Securities are listed. Following completion of the Offers, the number of Securities remaining in public circulation may decrease and the already small market for such securities may be even further reduced. Depending upon the number of Shares purchased in the Offers, the Offers will likely adversely affect the liquidity and market value of any Securities held by public shareholders after the Offers are completed.

Argentine Tax Consequences

Under Argentine law, the exchange of cash for Class B Shares pursuant to the Offers requires us to withhold thirteen and one-half percent (13.5%) of the Offer Price in respect of Argentine capital gains tax payable by holders who are not resident in Argentina for tax purposes if the holder does not provide a valid Tax Cost Certificate. If the holder provides a valid Tax Cost Certificate, fifteen percent (15%) of the Net Gain will be withheld pursuant to Argentine law. The exchange of Class B Shares for cash pursuant to the Offers gives rise to a tax on gains realized by a holder not resident in Argentina for Argentine tax purposes (individual or legal entities), legal entities incorporated in Argentina and, to the extent the sale is not made through a securities market duly authorized by the CNV, to individuals resident in Argentina. Pursuant to General Resolution (AFIP) No. 1107/2001, Argentine resident individuals that validly tender their Class B Shares in the U.S. Offer will be subject to Argentine withholding tax at one and one-half percent (1.5%) over the Offer Price on account of their final tax liability. See “THE TENDER OFFER—Section 6. Certain U.S. Federal Income and Argentine Tax Consequences.”

U.S. Federal Income Tax Consequences

The receipt of cash in exchange for Class B Shares pursuant to the Offers by U.S. holders (as defined in “THE TENDER OFFER—Section 6. Certain U.S. Federal Income and Argentine Tax Consequences”) will generally give rise to taxable gain or loss for U.S. federal income tax purposes. See “THE TENDER OFFER—Section 6. Certain U.S. Federal Income and Argentine Tax Consequences.”

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Margin Regulations

The ADSs and the Class B Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing U.S. registered broker-dealers to extend credit using those securities as collateral.

Certain Rights of Shareholders Following the U.S. Offer

No Appraisal Rights

Holders will not have appraisal or similar rights in connection with the Offers. No provision has been made to grant unaffiliated shareholders access to the corporate files of Edenor or to obtain counsel or appraisal services at the expense of the Bidders in relation to the Offers. The PKF Certification, however, is attached as exhibit to the combined Schedule TO and Schedule 13E-3 to which this U.S. Offer to Purchase relates.

Position of the Bidders Regarding Fairness of the U.S. Offer

Edenor is an Argentine company, and Argentine law and regulations govern our duties and obligations to Edenor and the holders of Shares with respect to the Offers. As a result of the Change in Control of Edenor, applicable CNV rules require us to make the Offers for all of Edenor’s Shares, not owned by us or our affiliates. CNV rules also require us to determine a price that is fair under Argentine law and obtain an opinion on the Offer Price for the Shares from one independent valuation firm. The requirements to make the Offers are intended to protect minority shareholders.

The CNV has the right to object to the fairness of the price. In addition, after the initial Argentine Offer period is completed, CNV regulations allow us to extend the Argentine Offer for not less than 5 (five) Argentine business days, so holders have a second opportunity to sell their Shares with knowledge of the tender offer results. The U.S. Offer and the Argentine Offer will expire on the Expiration Date and, except as required by applicable laws and regulations, we do not expect to extend the Expiration Date unless the conditions to the U.S. Offer have not been satisfied.

Other than these requirements, Argentine law does not impose any obligation on us to make any determination or analysis regarding whether the U.S. Offer is fair to unaffiliated shareholders. Nonetheless, the U.S. Offer constitutes a “going private” transaction pursuant to Rule 13e-3, and “going-private” rules set forth in Rule 13e-3 under the Exchange Act require us (as affiliates of Edenor for this purpose under U.S. securities laws) to do so. We believe that the U.S. Offer is substantively and procedurally fair to unaffiliated holders of Securities under Argentine laws and regulations applicable to mandatory tender offers.

In reaching our conclusion that the consideration that unaffiliated holders of Securities will receive in the Rule 13e-3 transaction is fair, and that the Rule 13e-3 transaction is substantively fair to unaffiliated shareholders, we considered and relied upon a number of factors, including the following:

•	As required by the Argentine Capital Markets Law and Section II, Chapter II, Title III of the CNV, the Offer Price represents the higher of (i) the last price paid by the Bidders in connection with the acquisition of Class B Shares and (ii) the volume weighted average price of the Class B Shares on the BYMA for the six months prior to the Announcement Date of Ps.33.21, or U.S.$0.33, using the selling exchange rate of Ps.101.75 per U.S.$ 1.00 reported by Banco de la Nación Argentina on July 28, 2021, which is one of the minimum price references we are required to consider under CNV regulations.
•	We believe that the PKF Certification, which was prepared in compliance with CNV regulations, support our conclusion that the Offer Price is fair and expressly adopt the analysis and discussion as our own. For a summary of the PKF Certification, see “—Accounting Certification of PKF” and “—Valuation Report of BA Advisors.”
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•	The Offer Price will be paid entirely in cash, which reduces uncertainties in valuing the consideration.
•	The Offer Price was determined in accordance with the CNV regulations, which require us to determine a price that is fair and engage one independent third-party accounting expert to prepare an accounting certification.
•	The Rule 13e-3 transaction provides an opportunity for liquidity. As of September 30, 2021, 442,210,385 Class B Shares were outstanding, including approximately 4,115,242 ADSs. Of these outstanding Class B Shares, approximately 242,999,553 were owned by the Sustainability Fund of Argentina, acting through the Argentine administrator of social security pension and retirement benefits, ANSES; approximately 38,286,700 are owned directly by Pampa; 31,134,420 are treasury shares and approximately 18.54% of the outstanding Class B Shares in the hands of the public. The Offers will provide holders with the opportunity for liquidity by permitting them to sell all or a portion of their Shares for cash, without the usual transaction costs associated with open-market sales. However, exchange controls may limit the opportunity for liquidity for U.S. holders who wish to participate in the U.S. Offer and do not wish to hold Argentine Pesos. See “SPECIAL FACTORS—Exchange Controls.”
•	The Offers are not subject to any conditions relating to either the number of Class B Shares tendered or any financing condition.

We believe that the Rule 13e-3 transaction is procedurally fair to unaffiliated shareholders for the following reasons:

•	The Argentine Capital Markets Law and Section II, Chapter II, Title III of the CNV provisions require us to make the Argentine Offer as a result of the Change in Control of Edenor.
•	The Rule 13e-3 transaction is not subject to any conditions relating to either the number of Class B Shares tendered or any financing condition.
•	Acceptance of the Rule 13e-3 transaction is voluntary, and we do not have the intention to “squeeze out” holders that elect not to accept the U.S. Offer and to remain shareholders of Edenor. Any holders who choose not to tender their Class B Shares will continue to share in any economic benefit received by Edenor in the future.
•	Applicable CNV regulations require the Board of Directors to provide unaffiliated holders with a recommendation in favor or against the offer price for the Argentine Offer. On August 9, 2021, the Board of Directors issued a favorable opinion on the reasonableness of the Offer Price under the Argentine Offer.
•	Applicable CNV regulations require Edenor to obtain a valuation opinion from an independent third-party valuation firm to find that the Offer Price is substantially fair under Argentine law, in light of prevailing exchange rates and market conditions in Argentina.
•	The CNV has the right to object to the fairness of the Offer Price and must approve the Argentine Offer before it commences, which approval the CNV issued on November 4, 2021.
•	We expect to keep the Offers open such that the U.S. Offer expires at the same time as the expiration of the Argentine Offer.

We believe that each of the factors above is relevant to unaffiliated holders of Securities. The foregoing discussion of the information and factors we considered is not intended to be exhaustive but includes all material factors we considered. In light of the variety of factors considered in connection with our evaluation of the fairness of the Offers, we did not find it practicable to, and therefore did not, quantify or otherwise attempt to assign relative weights to the factors considered in reaching its conclusion as to the fairness of the Offers.

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We also considered the following factors, each of which we consider to be negative in our deliberation of concerning the fairness of the Offers:

•	The current market trading price per Class B Share exceeds the Offer Price and the current market trading price per ADS exceeds the implied Offer Price for such ADSs.
•	Exchange controls in Argentina may impair or prevent the conversion of the Offer Price from Argentine pesos into U.S. dollars and the remittance of any such U.S. dollars abroad. See “SPECIAL FACTORS—Exchange Controls.”
•	The public ADS holders and Class B holders would cease to participate in the future earnings and growth prospects, if any, of Edenor, or in the increase, if any, of the value of the shares they previously owned.
•	Shareholders may be liable for taxes payable on the gains from the sale of their Class B Shares.

We did not consider the following factors to be relevant indicators of the value of the Securities:

•	We did not consider liquidation value, which we do not believe is a meaningful approximation of the value of the Securities, because our intention is to continue operating Edenor as a going concern and substantial value would be destroyed from a liquidation process.
•	We are not aware of, and therefore did not consider any of the following: bona fide firm offers made by unaffiliated persons during the past two years for the merger or consolidation of Edenor with another company or vice versa, for the sale or transfer of substantially all assets of Edenor, or for purchases of Edenor securities that would enable the purchaser to control Edenor.

In making our determinations as to the substantive and procedural fairness of the Offers, we recognized that no unaffiliated representative has been retained by the members of Edenor’s Board of Directors that is not an employee of Edenor to act solely on behalf of unaffiliated holders of Securities for purposes of negotiating the terms of the Offers and/or preparing a valuation report concerning the fairness of the Offers. This is not a requirement under CNV regulations or Argentine securities law and did not affect our determination of fairness of the Offers. We also recognize that the Offers are not structured to require approval of at least a majority of unaffiliated security holders, which we view as supporting our determination of fairness of the Offers since each unaffiliated holder that wishes to tender in the Offers may do so regardless of the view of other holders. Accordingly, the absence of such a condition did not affect our determination that the Offers are substantively and procedurally fair to unaffiliated holders.

Our views as to the fairness of the Rule 13e-3 transaction to the unaffiliated holders of Class B Shares and ADSs are not meant, and should not be construed, as a recommendation to any holder as to whether such holder should tender its Class B Shares (including Class b Shares underlying ADSs). Each holder should consult with its legal, financial and tax advisors to determine whether to tender its Class B Shares. See “THE TENDER OFFER—Section 7. Certain Information about the Class B Shares and ADSs.”

Accounting Certification of PKF

PKF, an independent accounting firm, was retained by Edelcos to issue the PKF Certification, which is an accounting certification required to comply with applicable CNV regulations. Such CNV regulations require Edelcos to obtain an accounting certification by at least one independent third-party accounting firm on the fairness of the Offer Price. CNV rules set out requirements for the valuation methods underlying the determination of fairness of offer prices in mandatory tender offers.

PKF prepared the PKF Certification with respect to, and exclusively for, the Offers in connection with the Change in Control of Edenor, in accordance with applicable provisions of CNV regulations. As a result of the various valuation methods applied and considered in the PKF Certification, PKF, based on its professional experience.

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The PKF Certification is intended solely for the Bidder’s use for the purpose of compliance with CNV regulations applicable to the Offers. It was prepared for exclusive use within the context of the Offers and should not be used for any other purpose. Edenor’s shareholders should conduct their own analysis of the tender offer and should rely on their own financial, tax and legal advisers when evaluating the Offers.

The PKF Certification is not, and should not be used as, (i) an opinion as to the adequacy of the Offers; (ii) a recommendation regarding any aspects of the Offers; or (iii) a report issued for any purposes other than those provided for by applicable CNV regulations in connection with tender offer of this type. The PKF Certification was not compiled or created for the purposes of complying with any law or regulation in Argentina or abroad other than those applicable CNV regulations described above.

Upon delivery of the PKF Certification by PKF to us, we paid PKF a fee of Ps.150,000 (plus value added tax) for the preparation of the PKF Certification.

You should consider the following when reading the discussion of the PKF Certification:

•	We urge you to read carefully the full text of the PKF Certification, which has been filed with the CNV and is available on the CNV’s Internet site at http://www.cnv.gob.ar. An English free translation of the PKF Certification has also been filed with the SEC and is available on the SEC’s Internet site at http://www.sec.gov. The U.S. Information Agent set forth on the back cover of this U.S. Offer to Purchase will provide a copy of the PKF Certification, in either Spanish or English, upon written request and at the expense of the requesting holder or its representative designated in writing. The summary of the PKF Certification set forth below is qualified in its entirety by reference to the full text of the PKF Certification.
•	The PKF Certification was prepared exclusively in Spanish and has been freely translated into English.
•	The PKF Certification was prepared in conformity with the Argentine legal requirements referred to above solely for the purpose described above and is not to be used for any other purpose or by third parties. The PKF Certification considered only those factors required to be considered under Argentine law, and did not consider all of the factors described above in “—Position of the Bidders Regarding Fairness of the U.S. Offer”. PKF’s services did not include any advice whatsoever, including legal or accounting, and it has not provided any legal, regulatory or tax services with respect to the PKF Certification or the Offers. Consequently, the preparation of the PKF Certification does not include any opinion related to such services.

For the analysis and conclusions contained in the PKF Certification, PKF reviewed the following information (the “Information”):

•	Minutes of the Extraordinary General Shareholders Meeting of Edelcos in which the shareholders approved the making of an offer to Pampa leading to the Purchase Agreement.
•	Irrevocable offer letter for the acquisition, by Edelcos from Pampa, of 462,292,111 Class A ordinary shares issued by Edenor, representing 51% of its capital stock and votes, the corresponding letter of acceptance executed by Pampa, dated December 28, 2020, and its ancillary documents.
•	The interim financial statements of Edelcos as of January 31, 2021, reflecting the acquisition of the shares of Edenor and the execution of the Purchase Agreement with Pampa.
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•	Statutory information affecting Edenor and/or the business.
•	The prices of the marketable securities subject to the Offers during the six-month period immediately preceding the date of announcement of the Transaction, as informed by Bloomberg Finance LP system.

In preparing the PKF Certification, PKF did not meet with the Board of Directors and/or Edenor’s management to clarify or update any of the Information. In addition, PKF did not carry out (i) any independent verification of any Information or any documentation on which the Information was based that was publicly available or that was provided to PKF for the preparation of the PKF Certification, and, accordingly, does not assume any responsibility for such Information, (ii) any due diligence activities about Edenor, or (iii) an independent verification or audit of the technical aspects related to Edenor’s business.

The PKF Certification is not intended to be the sole basis for an evaluation of the Class B Shares and, therefore, the PKF Certification does not comprise all the necessary information needed for such purpose. Consequently, it does not represent or constitute any form of recommendation in connection with the tender offer. The content of the PKF Certification is not, and shall not be considered, a promise or guarantee with respect to the past or future. The decision to accept or reject the Offers is solely the responsibility of Edenor’s shareholders.

The PKF Certification shall not be used for any purpose other than within the strict context of the Offers without the previous and written authorization of PKF.

Valuation Report of BA Advisors

BA Advisors was hired by Edenor to issue a fairness opinion required to comply with applicable CNV regulations. BA Advisors delivered the BA Advisors Valuation Report with respect to, and exclusively, for the Offers in connection with the Change in Control of Edenor, in accordance with applicable provisions of CNV regulations. Based on their analysis, they have determined that the Offer Price is substantially fair and within a reasonable price range.

The BA Advisors Valuation Report was prepared exclusively for use within the context of the Offers and should not be used for any other purpose. Edenor’s shareholders should conduct their own analysis of the Offers and should rely on their own financial, tax and legal advisers when evaluating the Offers.

The BA Advisors Valuation Report is not, and should not, be used as a recommendation to the shareholders as to the adequacy of the Offers. The BA Advisors Valuation Report was not compiled or created for the purposes of complying with any law or regulation in Argentina or abroad other than those applicable CNV regulations described above.

Upon delivery of the BA Advisors Valuation Report by BA Advisors to Edenor, Edenor paid BA Advisors a fee of Ps.2,541,875, plus value added tax, for the preparation of the BA Advisors Valuation Report.

You should consider the following when reading the discussion of the BA Advisors Valuation Report:

•	We urge you to read carefully the full text of the BA Advisors Valuation Report, which has been filed with the CNV and is available on the CNV’s Internet site at http://www.cnv.gob.ar. An English free translation of the BA Advisors Valuation Report has also been filed with the SEC and is available on the SEC’s Internet site at http://www.sec.gov. The U.S. Information Agent set forth on the back cover of this offer to purchase will provide a copy of the BA Advisors Valuation Report, in either Spanish or English, upon written request and at the expense of the requesting holder or its representative designated in writing. The summary of the BA Advisors Valuation Report set forth below is qualified in its entirety by reference to the full text of the BA Advisors Valuation Report.
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•	The BA Advisors Valuation Report was prepared exclusively in Spanish and has been freely translated into English.
•	The BA Advisors Valuation Report was prepared in conformity with the Argentine legal requirements referred to above solely for the purpose described above and is not to be used for any other purpose or by third parties. BA Advisors’ services did not include any advice whatsoever, including legal or accounting, and it has not provided any legal, regulatory or tax services with respect to the BA Advisors Valuation Report or the tender offer. Consequently, the preparation of the BA Advisors Valuation Report does not include any opinion related to such services.

For the analysis and conclusions contained in the BA Advisors Valuation Report, BA Advisors reviewed the following information (the “Edenor Information”):

•	annual report and financial statements of Edenor for the fiscal years ended December 31, 2018, 2019 and 2020;
•	information related to the management of Edenor for those years;
•	Edenor’s budget plan for the year 2021;
•	general information of Edenor obtained from the CNV;
•	data of similar companies with publicly listed shares (source: Bloomberg);
•	public analysis related to similar companies abroad over future business prospects for the power sector; and
•	other information on market and regulatory issues available from public sources.

In preparing the BA Advisors Valuation Report, BA Advisors assumed, and relied upon, the accuracy, content, veracity, completeness, sufficiency and integrity of all such Edenor Information provided, obtained or discussed with Edenor or from other public and non-public information, in all material respects. BA Advisors was not requested to carry out, and did not carry out, (i) any independent verification of any Edenor Information or any documentation on which the Edenor Information was based that was publicly available or that was provided by Edenor, its representatives or any third parties for the preparation of the BA Advisors Valuation Report, and, accordingly, does not assume any responsibility for such Edenor Information, (ii) any accounting, tax or any other audit of Edenor or any third parties, or (iii) any validation with regards to the technical information provided by Edenor.

The BA Advisors Valuation Report applied the discounted cash flow analysis (“DCF”).

Unless otherwise indicated in the BA Advisors Valuation Report, the Edenor Information used in the BA Advisors Valuation Report regarding the accounting, financial and operational position or performance of Edenor, as well as about the market, was limited to information available as of July 30, 2021. BA Advisors did not, and does not, undertake any obligation to review, amend or update the BA Advisors Valuation Report, in whole or in part, after July 30, 2021, or to advise of any third-party facts or matters of which BA Advisors may have become aware that would impact the content of the BA Advisors Valuation Report after such date, subject to the applicable terms of Argentine law and regulations.

The BA Advisors Valuation Report is not intended to be the sole basis for an evaluation of the Class B Shares and, therefore, the BA Advisors Valuation Report does not comprise all the necessary information needed for such purpose. Consequently, it does not represent or constitute any form of recommendation by Edenor in connection with the Offers. The content of the BA Advisors Valuation Report is not, and shall not be, considered a promise or guarantee with respect to the past or future. The decision to accept or reject the Offers is solely the responsibility of Edenor’s shareholders.

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The BA Advisors Valuation Report shall not be used for any purpose other than within the strict context of the Offers without the previous and written authorization of BA Advisors.

The following is a summary of the material analyses undertaken by BA Advisors in connection with the preparation of the BA Advisors Valuation Report.

Discounted Cash Flow Analysis. BA Advisors determined that the DCF methodology was the most relevant methodology for assessing the economic value of Edenor’s Class B Shares. The main factors used by BA Advisors in determining the discounted cash flow were: (1) projections of the operating cash flow of Edenor, (2) the discount rate of such flows and (3) the terminal value of Edenor.

The projections that BA Advisors used in its calculation of Discounted Cash Flow were: (1) a 10-year “base case” projection partly based on the growth prospects of the industry and the operation and (2) market projections performed by analysts of financial entities BA Advisors believed to be well-known in local and international markets. The 10-year “base case” projection was compared with the market projections to assess the overall internal consistency of the assumptions and factors used in the 10-year “base case” projection.

The discount rate for the 10-year DCF and the terminal value of Edenor were both calculated using a methodology known as the “capital average pricing model,” as summarized below.

DCF Methodology

Edenor Value Resulting from DCF Methodology (in millions of U.S.$):	198.2
Edenor Value (in millions of Ps.):	20,167
Net financial debt (in millions of Ps.):	(9.3)

Capital Stock Value (in millions of Ps.):	188.9

Amount of Outstanding Shares:	906,455,100

Implicit Value of 1 share (in Ps.):	22.24

Historical Market Prices. BA Advisors measured the volume-weighted average price of the Class B Shares of Edenor for the six-month period preceding the Announcement Date, as required by applicable CNV regulations. Based on this analysis, the volume weighted average price of each Class B Share was Ps. 29.34 for the six-month period preceding the Announcement Date.

	USD per Class B Share	Market Cap	Volume (US$)
July 28, 2021	4.36	198	24,900
For the three-months prior to the Announcement Date	4.24	192	197356
For the six-months prior to the Announcement Date	3.94	178	163,137
Historical Maximum Price	62.55	2,835	January 26, 2016
Historical Minimum Price	1.71	78	November 19, 2012

BA Advisors determined that the DCF methodology was the most relevant, since all factors inherent to the business’ value are included in the methodology. The multiples of comparable public companies is not used a primary methodology of valuation because even though companies may be comparable, they do not have identical characteristics or market conditions as Edenor. The equity value (book value) of shares is considered by BA Advisors as the least relevant methodology because it does not indicate the capacity of Edenor to generate future revenues.

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Position of Edenor’s Board of Directors Regarding Fairness of the U.S. Offer

Edenor is an Argentine company, and Argentine law and regulations govern the duties and obligations of Edenor’s Board of Directors. Pursuant to applicable CNV rules, Edenor’s Board of Directors is required to provide unaffiliated holders with a technical opinion in favor or against the Offer Price and may not remain neutral. Such opinion must be presented no later than 15 days following the Announcement Date. Edenor is also required to file a Solicitation Statement on Schedule 14D-9 and a Transaction Statement on Schedule 13E-3. Holders of Class B Shares and ADSs are urged to read these documents carefully when they become available and as they may be amended from time to time, before making any decision with respect to the U.S. Offer.

Interests of Certain Persons in the Offers; Security Ownership; Transactions and Arrangements Concerning the Class B Shares and ADSs

	Outstanding Shares	Treasury Class B Shares	Total Equity Interest
(in Ps.)
Class A	462,292,111		51%
Class B	442,210,385	31,134,420	48.78%
Class C	1,952,604		0.22%
Total	906,455,100	31,134,420	100%

Ownership of Class A Shares of Edenor

As a result of the Transaction, Edelcos directly owns a total of 462,292,111 Class A Shares of Edenor, or 100% of the total outstanding number of Class A Shares, representing 51% of the capital stock and votes of Edenor. SAE owns 99.99% of the capital stock of Edelcos.

To the best of our knowledge, none of the executive officers, directors or affiliates of any of the Bidders has made any recommendation with respect to the U.S. Offer in its individual capacity or intends to tender or sell Securities owned in its individual capacity.

None of the executive officers or directors of any of the Bidders expressed their intention to participate in the Offers.

Transactions in Class B Shares of Edenor by Certain Persons

The Bidders have not acquired any Class B Shares or ADSs since June 30, 2021. To the best of our knowledge, there have been no transactions involving Class B Shares or ADSs effected by Edenor or by any pension, profit-sharing or similar plan of Edenor or the Bidders since such date.

Past Contacts, Transactions, Negotiations and Agreements with Edenor.

On December 28, 2020, Pampa entered into the Purchase Agreement with Edelcos, as purchaser, and Integra Capital S.A., Messrs. Daniel Eduardo Vila, Mauricio Filiberti and José Luis Manzano as guarantors, for the sale of Pampa’s total Class A shares, which represent 51% of the capital stock and voting rights of Edenor, pursuant to certain conditions precedent, including but not limited to the approval by Pampa’s shareholders’ meeting and the Ente Nacional Regulador de la Electricidad (the “ENRE”). The Transaction was approved by Pampa’s Ordinary and Extraordinary General Shareholders’ Meeting held on February 17, 2021. On June 23, 2021, the ENRE approved the Transaction.

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On June 30, 2021, Edelcos acquired a controlling interest in Edenor upon the consummation of the Transaction. Pursuant to the Purchase Agreement, Edelcos agreed to pay in consideration for the sale of 462,292,111 Class A Shares: (i) the Cash Purchase Price and (ii) the In-kind Purchase Price. Additionally, under certain change of control events, Edelcos will be required to pay to the Seller the Contingent Payments. Except for the Contingent Payments, as of the date hereof, the balance of the Purchase Price is U.S. $40,000,000 (Forty Million Dollars) to be paid on June 30, 2022, plus interest at a fixed annual rate of 10% from June 30, 2021. The first interest payment of U.S.$1,022,222.22 was due on September 30, 2021 and was paid on October 22, 2021.

As a result of the Transaction, Edelcos directly owns a total of 462,292,111 Class A Shares of Edenor, or 100% of the total outstanding number of Class A Shares, representing 51% of the capital stock and votes of Edenor. SAE owns approximately 100% of the capital stock of Edelcos.

Pursuant to the Purchase Agreement, Pampa committed to enter into the Pampa Commitment, subject to the satisfaction of certain conditions, including (i) the absence of an event of default with respect to certain commitments affirmative and negative covenants undertaken by Edelcos in connection with the financing of a portion of the price for the acquisition of a controlling interest in Edenor; and (ii) the absence of an event of default under the Class 9 notes of Edenor, among others.

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THE TENDER OFFER

1.                Terms of the U.S. Offer and Expiration Date.

General

Upon the terms and subject to the Conditions set forth in this U.S. Offer to Purchase, including, if the U.S. Offer is extended or amended, the terms and conditions of any extension or amendment, we will accept for purchase and pay for all Class B Shares, including Class B Shares represented by ADSs that are validly tendered on or prior to the Expiration Time on the Expiration Date, and not withdrawn as provided in “—Section 4. Withdrawal Rights.”

Subject to the exceptions described herein, unless the U.S. Offer is extended, to tender Class B Shares in the U.S. Offer, a holder must tender such Class B Shares prior to the Expiration Time on the Expiration Date. Unless the U.S. Offer is extended, holders of Class B Shares who have tendered their Class B Shares, will be entitled to withdraw from the U.S. Offer up until the Expiration Time on the Expiration Date.

ADS holders may participate in the Offers indirectly by surrendering its ADSs to the Depositary, as ADS depositary, withdrawing the Class B Shares underlying the ADSs from the Edenor ADS program and tendering Class B Shares directly in the Offers as holders of Class B Shares, in which case holders need to allow sufficient time to complete all required steps described in this U.S. Offer to Purchase before the Expiration Time on the Expiration Date. See “—Section 3. Procedures for Participating in the U.S. Offer.”

We will pay the purchase price for all Class B Shares validly tendered and not validly withdrawn. The price offered for Class B Shares in the Offers will be payable in Argentine pesos in Argentina. See “—Section 2. Acceptance for Payment and Payment for Class B Shares.”

Extension and Amendment

Under U.S. law, if we make a material change to the terms of the U.S. Offer or the information concerning the U.S. Offer or if we waive a material Condition of the U.S. Offer, we will disseminate additional tender offer materials and extend the U.S. Offer if and to the extent required by Rules 14d-4(c), 14d-6(c) and 14(e)-1 under the Exchange Act (which require that material changes be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes) or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of 5 (five) business days from the date the material change is first published, sent or given to holders of securities, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 (ten) business-day period is generally required to allow for adequate dissemination to security holders and investor response.

Although we do not intend to provide any subsequent offering periods under the U.S. Offer or the Argentine Offer, under Rule 14d-11 of the Exchange Act, we may elect to provide for a subsequent offering period, immediately following the Expiration Time on the Expiration Date. If provided, a subsequent offering period would be an additional period of time, following the Expiration Time on the Expiration Date, during which holders of Class B Shares that were not previously tendered in the U.S. Offer may tender such Class B Shares on the same terms that applied to the U.S. Offer. A subsequent offering period is not the same as an extension of the U.S. Offer, which will have been previously completed if a subsequent offering period is provided. We will accept for purchase, and pay for, any Class B Shares that are validly tendered during a subsequent offering period, if provided, as promptly as practicable after any such Class B Shares are validly tendered during such subsequent offering period, for the same price paid to holders of Class B Shares, respectively, that were validly tendered in the U.S. Offer and not validly withdrawn.

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Under Argentine law, the 10 (ten) to 20 (twenty) Argentine business day initial term of the Argentine Offer may be extended by an additional period of 5 (five) Argentine business days to give those holders that have not accepted the Argentine Offer during the original term an opportunity to do so during such additional term. The U.S. Offer and the Argentine Offer will expire on the Expiration Date and, except as required by applicable laws and regulations, we do not expect to extend the Expiration Date unless the conditions to the U.S. Offer have not been satisfied. However, we will extend the U.S. Offer to the extent the Bidder extends the Argentine Offer, if such extension is required by Argentine tender offer regulations or for any other reason. We may also request that the CNV authorize the amendment of the terms of the Argentine Offer at any time prior to the last 7 (seven) days of the initial offering period, as long as the amendment reflects an improvement of the original offer (e.g., by means of an increase in the consideration offered), which request will automatically extend the offer period for 7 (seven) additional days. In addition, if the CNV deems it necessary, it may require that the offer period be further extended due to the amendment.

Mailing

This U.S. Offer to Purchase and Acceptance Letter and other relevant materials will be mailed or otherwise delivered by us to the record holders of ADSs and the U.S. resident record holders of Class B Shares whose names appear on the shareholder lists maintained by Edenor, the list of record holders of ADSs maintained by the Depositary and the security position listing of The Depository Trust Company (“DTC”), as the book-entry transfer facility for ADSs of Edenor, and will be furnished, for subsequent transmittal to the beneficial owners of ADSs and the U.S. resident beneficial owners of Class B Shares, to brokers or other securities intermediaries and similar persons whose names, or the names of whose nominees, appear on shareholder lists or, if applicable, who are listed as participants in the security position listing of DTC or Caja de Valores, as applicable. We will also mail this U.S. Offer to Purchase and Acceptance Letter and other relevant materials to any registered or beneficial holder of ADSs, and, in the case of U.S. Persons, Class B Shares, that requests a copy of the U.S. Offer materials.

Definitions

For purposes of this U.S. Offer to Purchase and the related documents:

•	“Argentine business day” means any day on which the Argentine Stock Exchange is open for trading; and
•	“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

2.                Acceptance for Payment and Payment for Class B Shares.

For purposes of the U.S. Offer, we will be deemed to have accepted for purchase (and thereby purchased) Class B Shares validly tendered and not validly withdrawn prior to the Expiration Time on the Expiration Date, when the Bidders give written notice to the Argentine Receiving Agent of acceptance for payment of such Class B Shares (the “Acceptance Date”).

Pursuant to Argentine law, unless a tendering holder not resident in Argentina for Argentine tax purposes delivers a valid Tax Cost Certificate to the us in accordance with “—Procedures for Delivering Tax Cost Certificate” below, we are required to withhold thirteen and one-half percent (13.5%) of the Offer Price payable to any such tendering holder in respect of Argentine income tax on the capital gains derived from the disposition of the Class B Shares. If the tendering holder provides a valid Tax Cost Certificate, we are required to withhold fifteen percent (15%) of the Net Gain (as defined below), if any, of such tendering holder. The Offer Price will be less (i) the applicable thirteen and one-half percent (13.5%) withholding tax if the tendering holder does not provide a valid Tax Cost Certificate prior to the Expiration Time on the Expiration Date or (ii) fifteen percent (15%) of the Net Gain if the tendering holder provides a valid Tax Cost Certificate prior to the Expiration Time on the Expiration Date. See “—Procedures for Delivering Tax Cost Certificate.” For Argentine resident individuals, pursuant to General Resolution (AFIP) No. 1107/2001, the Offer Price will be subject to Argentine withholding tax at one and one-half percent (1.5%) over the Offer Price on account of their final tax liability.

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Payment for tendered Class B Shares accepted by us pursuant to the U.S. Offer is expected to be made 5 (five) business days after the Acceptance Date (the “Payment Date”) in accordance with Argentine law and practices. The Offer Price for the Class B Shares accepted for purchase pursuant to the U.S. Offer will be settled and paid in Argentine pesos in Argentina.

Payment for Class B Shares accepted by us pursuant to the U.S. Offer will be made by deposit of the Offer Price therefor in pesos with the Argentine Receiving Agent and subsequent payment to holders tendering Class B Shares in the U.S. Offer through the Argentine Receiving Agent in Argentina. Payment of the Offer Price shall be made by the Argentine Receiving Agent only to the person identified on the Acceptance Form or its Custodian for the benefit of such person as the seller of the tendered Class B Shares, and any of said persons shall be treated both by us and by the Argentine Receiving Agent as the sole owner and seller of the tendered Class B Shares.

Holders of ADSs who wish to participate in the U.S. Offer will be required to surrender their ADSs to the Depositary, withdraw the Class B Shares underlying their ADSs from the Edenor ADS program and follow the procedures described above as holders of Class B Shares in order to receive the Offer Price. We will be responsible for paying any cancellation fees charged by the Depositary in connection with ADSs surrendered for cancellation, provided that the underlying Class B Shares are credited to a Caja de Valores account of the Argentine Receiving Agent.

The Argentine Receiving Agent will act as agent for U.S. tendering holders of Class B Shares for the purpose of receiving payments from us and transmitting payments in Argentina in Pesos to such tendering holders of Class B Shares whose Class B Shares have been accepted for payment and who have opened a cuenta comitente in Argentina to receive such funds. Under no circumstance shall the Argentine Receiving Agent be required to make payments outside of Argentina. The Argentine Receiving Agent shall not be responsible for any shortfall of funds or delay in the payment of the tender offer.

U.S. holders of Securities may not be able to freely convert into U.S. dollars and transfer abroad the Argentine pesos they receive as the Offer Price. See “SPECIAL FACTORS—Exchange Controls.”

Procedures for Delivering Tax Cost Certificate

Holders of Class B Shares who validly tender and do not validly withdraw their Class B Shares prior to the Expiration Time on the Expiration Date will receive an SBS Internal Reference Number (the “Identifying Number”).

In order for the Offer Price to be paid less fifteen percent (15%) of the Net Gain, if any, holders who are non-Argentine residents for Argentine tax purposes must complete the Tax Cost Certificate in the form attached to each of the Form of Acceptance. Such Tax Cost Certificate must include notarized and apostilled (or authenticated by a consulate in the case an apostilled form is not available) copies of all documentation supporting the information set forth in the Tax Cost Certificate and must be (i) prepared and certified by a registered accountant in the jurisdiction of the tendering holder (ii) notarized and apostilled (or authenticated by a consulate in the case an apostilled form is not available) and (iii) prepared in accordance with Argentine tax regulations, as described therein. The Tax Cost Certificate shall certify the original acquisition price in pesos of the Class B Shares by the holder of the Securities, converted, in the case of ADSs, at the applicable selling exchange rate published by Banco de la Nación Argentina at the date of such acquisition.

The Tax Cost Certificate must include the holder’s Identifying Number and be received by the U.S. Receiving Agent for further transfer to the Bidder prior to the Expiration Time on the Expiration Date. We reserve the right to reject any Tax Cost Certificate received which would not, in our sole judgment, be considered valid by the Administración Federal de Ingresos Públicos or “AFIP” (Argentine Internal Revenue Service) or if we decide that such Tax Cost Certificate does not allow the proper calculation of the applicable withholding. If we reject a Tax Cost Certificate, a thirteen and one-half percent (13.5%) withholding will be applied to such holder by us as if no Tax Cost Certificate had been received.

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We will inform the Argentine Receiving Agent of the non-Argentine residents who have, in our sole judgment, validly submitted a Tax Cost Certificate and the Argentine Receiving Agent may conclusively rely and shall be fully protected in acting or refraining from acting upon such information provided by us. The Argentine Receiving Agent shall not have any duty or obligation to verify or confirm that the person sending the Tax Cost Certificate or other ancillary documents is, in fact, a person authorized to provide or certify or legalize such Tax Cost Certificate; and the Argentine Receiving Agent shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance on the information provided by us.

General Provisions

If any tendered Class B Shares are not purchased for any reason, the documents of title relating to the Class B Shares or American Depositary Receipts (the “ADRs”) evidencing ADSs and other documents of title, if any, will be returned, without expense to, but at the risk of, the tendering holder (or, in the case of ADSs delivered by book-entry transfer, by transfer of such ADSs to an account maintained at DTC), as promptly as practicable.

We seek to acquire the Class B Shares together with all economic and voting rights, including rights to any Distributions declared on or after the Commencement Date. If on or after the date hereof Edenor should declare or pay any Distributions on the Securities that are payable or distributable to stockholders of record on Edenor’s stock transfer records of Class B Shares on a date prior to the transfer to our name the tendered Class B Shares that are purchased pursuant to the U.S. Offer, then (i) the Offer Price payable by us per Security in the U.S. Offer will be further reduced to the extent such Distributions are payable in cash and (ii) any non-cash Distributions received and held by a tendering holder shall be required to be promptly remitted and transferred to the U.S. Receiving Agent for our account accompanied by appropriate documents of transfer. Pending such remittance, we will be entitled to all rights and privileges, as owner of any such non-cash Distributions and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by us in our sole discretion. “Distributions” mean any distributions declared or paid by Edenor in respect of any tendered Class B Shares, including Class B Shares represented by ADSs, on or after the Commencement Date including, but not limited to, any payment of dividends in cash or in kind (in Class B Shares or securities of any type), distributions of reserves, reimbursements of capital, full or partial redemptions, distributions for capital reductions, or rights to purchase any securities.

Under no circumstances will interest be paid on the Offer Price for the tendered Class B Shares whether or not the Expiration Date is extended. After the Acceptance Date, our obligation to make payments to tendering holders of Class B Shares shall continue until the Offer Price is paid to tendering holders whose Class B Shares were accepted in the U.S. Offer. Upon the deposit of funds with Caja de Valores for the purpose of making payments to tendering holders whose Class B Shares were accepted in the U.S. Offer, our obligation to make the payment shall be satisfied, and tendering holders whose Class B Shares were accepted in the U.S. Offer must thereafter look solely to Caja de Valores for payment of amounts owed to them by reason of the acceptance for payment of Class B Shares pursuant to the U.S. Offer.

To the extent permitted by applicable Argentine and U.S. securities laws, we reserve the right to transfer or assign, in whole or in part at any time, to one or more of our subsidiaries or affiliates, the right to purchase Shares, including Class B Shares represented by ADSs, in the Offers, but any such transfer of assignment will not relieve us of our obligations under the Offers and will not prejudice the rights of tendering holders to receive payment for purchase of Shares, including Class B Shares represented by ADSs, validly tendered and accepted upon the terms and subject to the conditions set forth in the Offers.

3.                Procedures for Participating in the U.S. Offer.

Only holders of Class B Shares who are U.S. Persons are eligible to participate in the U.S. Offer. All other holders of Class B Shares, and holders of Class B Shares who are U.S. Persons but wish to participate in the Argentine Offer, must tender their Class B Shares in the Argentine Offer. Before they decide to tender their Class B Shares in the Argentine Offer, U.S. holders of Class B Shares who wish to participate in the Argentine Offer should carefully consider the Prospecto to be published on the CNV’s website (www.argentina.gob.ar/cnv), all other documents related to the Argentine Offer and the fact that they will not be granted the protections under the Exchange Act. For assistance in connection with the Argentine Offer, please contact the Argentine Receiving Agent at its address and telephone number set forth on the back cover of this U.S. Offer to Purchase.

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As used herein, a “U.S. Person” means: (1) any individual resident in the United States; (2) any partnership or corporation organized or incorporated in the United States; (3) any estate of which any executor or administrator is a U.S. Person; (4) any trust of which the trustee is a U.S. Person; (5) any agency or branch of a foreign entity located in the United States; (6) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; (7) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States; and (8) any partnership or corporation if (A) organized or incorporated under the laws of any foreign jurisdiction and (B) formed by a U.S. Person for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned by accredited investors (as defined in Rule 501(a) under the Securities Act); excluding, in each case, persons deemed not to be “U.S. persons” pursuant to Rule 902 (k)(2) of Regulation S under the Securities Act. The tendering of Class B Shares pursuant to the U.S. Offer shall constitute a binding agreement between the tendering holder of Class B Shares and us pursuant to the terms and subject to the conditions of the U.S. Offer.

Pursuant to the terms of the U.S. Offer and subject to the Conditions hereof, we shall acquire such Class B Shares as are validly tendered prior to the Expiration Time on the Expiration Date pursuant to the requirements listed below and provided that tendered Class B Shares are not withdrawn as set forth in “—Section 4. Withdrawal Rights.”

The U.S. Offer to Purchase, the Acceptance Letter and other relevant materials may be obtained from the U.S. Receiving Agent, at the addresses indicated on the back cover of this U.S. Offer to Purchase during normal business hours through the Expiration Time on the Expiration Date. However, failure to receive any documentation related to this U.S. Offer by any holder of Class B Shares shall not invalidate this U.S. Offer or any aspect hereof.

U.S. holders who wish to participate in the U.S. Offer should open a cuenta comitente at Caja de Valores, which process may take time. Caja de Valores requires that such process be concluded at least 72 business hours prior to the Expiration Time, during which time such Class B Shares will remain blocked. Neither the Bidder nor the U.S. Receiving Agent or the Argentine Receiving Agent can guarantee any specific timeframe necessary to open a cuenta comitente. Those who wish to participate in the U.S. Offer should initiate the process of opening of a cuenta comitente as soon as possible.

Holders of Class B Shares

A U.S. holder of Class B Shares who decides to tender all or part of its Class B Shares in the U.S. Offer, shall follow the procedures described below:

(i) Holders whose Class B Shares are registered under their name in the share registry of Edenor kept by Caja de Valores.

A holder whose Class B Shares are registered under its name in the share registry of Edenor kept by Caja de Valores and who intends to tender its Class B Shares in the U.S. Offer must first transfer the Class B Shares to the collective deposit system of Caja de Valores and follow the procedure described below.

A U.S. holder of Class B Shares that does not have a holder’s account (cuenta comitente) in the collective deposit system of Caja de Valores through a financial intermediary (“Custodian”), may open a cuenta comitente in its name through any Custodian. The Custodian will open a cuenta comitente at Caja de Valores in which it will deposit the stock certificate issued by Caja de Valores (“Certificate”) and a cash account, in the name of the U.S. holder of Class B Shares. For purposes of this U.S. Offer to Purchase, a “cuenta comitente” shall mean an account opened by a Custodian at Caja de Valores in the name of a holder of Class B Shares.

The Class B Shares may not be tendered by a U.S. holder until they are credited in the cuenta comitente at Caja de Valores. A holder wishing to open a cuenta comitente should therefore contact a Custodian with sufficient time to allow the Custodian to open the cuenta comitente to permit the tendering of Class B Shares prior to the Expiration Time on the Expiration Date.

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Once the applicable requirements are met, the cuenta comitente has been opened, and the Class B Shares have been credited to such cuenta comitente, the U.S. holder may tender its Class B Shares in the U.S. Offer, following the steps set forth below:

(a)	the U.S. holder of Class B Shares shall request its Custodian to instruct Caja de Valores to transfer its Class B Shares to the account opened by the custodian retained by Global Valores S.A. (the “Argentine Receiving Agent”) for purposes of the U.S. Offer (Account Name: Global Valores S.A., Depositante No. 59, Comitente No. 4604) with Caja de Valores (the “U.S. Tendered Class B Shares Account”).
(b)	Caja de Valores will inform the Argentine Receiving Agent and the Bidder on a daily basis of the Class B Shares that have been tendered in the U.S. Tendered Class B Shares Account (the “Daily Registry”). The Daily Registry shall indicate (i) the date of transfer, (ii) the number of Class B Shares transferred to the U.S. Tendered Class B Shares Account and (iii) the name, identification number and/or the registration information with public registrar, as applicable. The tendering holder should provide its Custodian with this information and, in turn, the Custodian should make it available to Caja de Valores.
(c)	Once the corresponding transfer is complete, a U.S. holder of Class B Shares who wishes to tender its Class B Shares in the U.S. Offer shall file a completed and signed Acceptance Letter and all other documentation that the U.S. Receiving Agent may request, with the U.S. Receiving Agent at the address indicated on the back cover of this U.S. Offer to Purchase during normal business hours, prior to the Expiration Time on the Expiration Date.
(d)	The U.S. Receiving Agent shall inform the Argentine Receiving Agent on a daily basis, the Acceptance Letters received under the U.S. Offer, specifying the name, identification number and/or the registration information of such U.S. Holder and the number of Class B Shares transferred by such U.S. Holder to the U.S. Tendered Class B Shares Account. The Argentine Receiving Agent may conclusively rely on the information provided by the U.S. Receiving Agent and any documents provided by it and shall be fully protected in acting or refraining from acting upon such information or documents. The Argentine Receiving Agent shall have no duty or obligation to verify or confirm that the person sending the Acceptance Letter and other required documents have been received or whether, a person authorized to provide, certify or legalize such Acceptance Letter and other required documents has in fact done so; and the Argentine Receiving Agent shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such information or documents received.

(ii) Holders whose Class B Shares are deposited in the collective deposit system of Caja de Valores.

A U.S. holder whose Class B Shares are deposited in the collective deposit system of Caja de Valores that wishes to tender its Class B Shares in the U.S. Offer shall follow the steps set forth below:

(a)	The U.S. holder shall request its Custodian to transfer the Class B Shares that the holder wishes to tender into the U.S. Tendered Class B Shares Account pursuant to the terms of this U.S. Offer to Purchase.
(b)	Caja de Valores will provide the Argentine Receiving Agent and the Bidder, on a daily basis, the Daily Registry. The Daily Registry shall indicate (i) the date of transfer, (ii) the number of Class B Shares transferred to the U.S. Tendered Class B Shares Account and (iii) the name, identification number and/or the registration information with public registrar, as applicable. The tendering holder should provide its Custodian with such information and, in turn, the Custodian should make it available to Caja de Valores.
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(c)	Once the corresponding transfer is complete, a U.S. holder of Class B Shares that wishes to tender its Class B Shares in the U.S. Offer shall file the completed and signed Acceptance Letter and all other documentation that the U.S. Receiving Agent may request, to the U.S. Receiving Agent at the address indicated on the back cover of this U.S. Offer, prior to the Expiration Time on the Expiration Date.
(d)	The U.S. Receiving Agent shall inform the Argentine Receiving Agent, on a daily basis, the Acceptance Letters received under the U.S. Offer, specifying the name, identification number and/or the registration information of such U.S. Holder and the number of Class B Shares transferred by such U.S. Holder to the U.S. Tendered Class B Shares Account. The Argentine Receiving Agent may conclusively rely on the information provided by the U.S. Receiving Agent and any documents provided by it and shall be fully protected in acting or refraining from acting upon such information or documents. The Argentine Receiving Agent shall have no duty or obligation to verify or confirm that the person sending the Acceptance Letter and other required documents has, in fact, done so or whether, a person authorized to provide, certify or legalize such Acceptance Letter and other required documents have been received; and the Argentine Receiving Agent shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such information or documents received.

(iii) General Provisions

Class B Shares held directly may not be tendered by a U.S. person in the U.S. Offer until they are transferred into the collective deposit system and credited in the holder’s account (cuenta comitente) at Caja de Valores. Each holder wishing to open a cuenta comitente should therefore contact a Custodian with sufficient time to allow the Custodian to open the cuenta comitente to permit the tendering of Class B Shares prior to the Expiration Time on the Expiration Date. Each U.S. holder of Class B Shares should consult with its Custodian as to whether there may be any delay in the transfer of shares into the U.S. Tendered Class B Shares Account. The transfer of Class B Shares to the U.S. Tendered Class B Shares Account may take time. Neither we nor the U.S. Receiving Agent may provide holders of Class B Shares with a specific timeframe for performing these steps, and therefore each holder should start this procedure as soon as possible.

If the tendered Class B Shares are deposited in joint accounts, all holders in whose name the Class B Shares are registered must sign an Acceptance Letter. However, if each joint account holder is authorized to dispose the Class B Shares without the consent of the other holder/s, any of the joint account holders may sign the Acceptance Letter. Unless evidence is provided to the contrary, joint account holders will be deemed to require the consent of the other holder/s to dispose the Class B Shares deposited in the joint account.

U.S. holders of Class B Shares may choose to file the Acceptance Letter personally, by authorized agent, or through their Custodians.

The method for delivering the Acceptance Letter and all the other documents required is at the sole option and risk of the tendering holders of Class B Shares. The Class B Shares shall be deemed tendered only when the Class B Shares have been deposited in the U.S. Tendered Class B Shares Account and the Acceptance Letter and other required documents have been received, and not rejected, by the Argentine Receiving Agent.

The U.S. Receiving Agent may conclusively rely on the Acceptance Letter and other required documents have been received and shall be fully protected in acting or refraining from acting upon the Acceptance Letter and other required documents have been received or any ancillary document thereto reasonably believed by it to be genuine and to have been signed or presented by the proper person. The U.S. Receiving Agent shall not have any duty or obligation to verify or confirm that the person sending the Acceptance Letter and other required documents have been received or other ancillary documents is, in fact, a person authorized to provide or certify or legalize such Acceptance Letter and other required documents have been received; and the U.S. Receiving Agent shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such Acceptance Letter and other required documents have been received.

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Subject to the right of any tendering U.S. holder to withdraw any tendered Class B Shares, the U.S. Receiving Agent will keep the Class B Shares deposited in the U.S. Tendered Class B Shares Account until such time as the U.S. Offer is settled and we pay the Offer Price or the U.S. Offer is terminated.

When a U.S. Person that holds Class B Shares and wishes to participate in the U.S. Offer has correctly completed the procedure described in this section, it shall be deemed to have tendered its Class B Shares in the U.S. Offer and to have accepted all the terms and conditions thereof. The Class B Shares shall not be deemed to have been tendered in the U.S. Offer until such time as the U.S. Receiving Agent has received the documents described above. Once the documents are received by the U.S. Receiving Agent and the transfer of shares is complete, the tendering U.S. holder of Class B Shares may only withdraw the tendered Class B Shares by following the procedure detailed in Section 4 (four) below.

Acceptance Letter

The provisions hereof shall be included in the Acceptance Letter and shall be deemed to form part thereof. Each U.S. holder of Class B Shares who has signed or in whose name an Acceptance Letter has been signed, irrevocably represents and warrants to us, and agrees with us, that:

(a)	the presentation of the Acceptance Letter constitutes (i) an acceptance of the U.S. Offer with respect to the number of Class B Shares indicated on the Acceptance Letter, (ii) a commitment to present any other document and to take any other steps necessary to allow us to consummate the transfer of ownership of the Class B Shares, subject to the terms and conditions established in this U.S. Offer to Purchase and in the Acceptance Letter, and (iii) with the exception of the withdrawal rights of the tendering holders of Class B Shares, an irrevocable tender of the Class B Shares in the U.S. Offer;
(b)	the U.S. holder of Class B Shares is the owner of the Class B Shares indicated on the Acceptance Letter and the holder has full authority and rights to deliver, sell, and transfer such Class B Shares and rights inherent thereto to us;
(c)	the tendered Class B Shares are tendered free and clear from all liens, titles, charges, privileges and/or encumbrances, and together with all the rights which they grant or may grant in the future;
(d)	the presentation of the Acceptance Letter to the U.S. Receiving Agent constitutes an instruction (which shall become irrevocable after the Acceptance Date) to deliver to us the tendered Class B Shares as of the Payment Date;
(e)	the presentation of the Acceptance Letter constitutes (i) an instruction (which shall be irrevocable as from the Acceptance Date) to Edenor, Caja de Valores, the U.S. Receiving Agent, the Argentine Receiving Agent, as applicable, to cause the registration and/or register the transfer of the tendered Class B Shares in our favor and to deliver to us a certificate of ownership of the tendered Class B Shares (“Constancia de Saldo de Cuentas”) and/or other documents which prove ownership of such Class B Shares, on the Payment Date; and (ii) a commitment (which shall be irrevocable as from the Acceptance Date) to present any other document and to take any other measure necessary to allow us to consummate the transfer of ownership of the Class B Shares, pursuant to the terms and conditions set forth in this U.S. Offer to Purchase and in the Acceptance Letter;
(f)	the U.S. holder undertakes to ratify any and all of the acts or procedures that may be performed or effected by us or any of our directors or agents or Edenor or any of its agents, as the case may be, in the exercise of any of our, its or their respective powers and/or authorizations in virtue hereof;
(g)	the U.S. holder accepts that the voting and any other rights attaching to the tendered Class B Shares, may not be exercised by the U.S. holder of Class B Shares while the tendered Class B Shares are deposited in the U.S. Tendered Class B Shares Account;
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(h)	the U.S. holder accepts that we seek to acquire the Class B Shares together with all economic and voting rights, including rights to any Distributions declared on or after the Commencement Date. Accordingly, the holder accepts that if on or after the date hereof Edenor should declare or pay any Distributions on the Securities that are payable or distributable to stockholders of record on Edenor’s stock transfer records of Class B Shares on a date prior to the transfer to our name of the tendered Class B Shares that are purchased pursuant to the U.S. Offer, then (i) the Offer Price payable by us per Security in the U.S. Offer will be further reduced to the extent such Distributions are payable in cash and (ii) any non-cash Distributions received and held by a tendering holder shall be required to be promptly remitted and transferred to the U.S. Receiving Agent for our account accompanied by appropriate documents of transfer. Pending such remittance, we will be entitled to all rights and privileges, as owner of any such non-cash Distributions and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by us in our sole discretion;
(i)	the U.S. holder grants a power of attorney in favor of the U.S. Receiving Agent to receive such notifications, documents or other communications to be sent to the holders of the tendered Class B Shares, to execute any documents necessary to receive and keep in custody the tendered Class B Shares and to exercise all other rights attaching to the tendered Class B Shares;
(j)	the U.S. holder agrees not to sell, assign, transfer, pledge or encumber in any manner the tendered Class B Shares while they are deposited in the U.S. Tendered Class B Shares Account and to keep the tendered Class B Shares free and clear from any liens, charges, privileges and/or encumbrances, and not to exercise any of the rights appertaining thereto;
(k)	the U.S. holder agrees to open a cuenta comitente from which the tendered Class B Shares are to be transferred into the U.S. Tendered Class B Shares Account;
(l)	the U.S. holder agrees not to modify or close the cuenta comitente from which the tendered Class B Shares were transferred while the Class B Shares are deposited in the U.S. Tendered Class B Shares Account;
(m)	the U.S. holder has reviewed the U.S. Offer documents; has not received from the U.S. Receiving Agent, the Argentine Receiving Agent any information or representations inconsistent with or differing from the information or representations contained in the U.S. Offer documents; and the holder’s decision to tender in the U.S. Offer has been based on the holder’s own analysis of Edenor and of the U.S. Offer, including the benefits and risks involved and the holder has not received any type of legal, business, financial, tax and/or any other type of advice from us, the U.S. Receiving Agent, the Argentine Receiving Agent, the U.S. Information Agent and/or any of their parent, subsidiary, affiliated or related entities;
(n)	the holders whose Class B Shares have not been validly received by the Argentine Receiving Agent, and who have not delivered the Class B Shares within the period indicated, or who for any reason beyond the control of the Bidders, the U.S. Receiving Agent and the Argentine Receiving Agent have not been able to tender the Class B Shares, shall lose the right to receive payment of the Offer Price, without the possibility of remedying such situation, and such circumstance shall not give rise to any liability whatsoever on the part of the Bidders, the U.S. Receiving Agent and/or the Argentine Receiving Agent shall not be liable for any compensation and/or indemnification whatsoever to such holder;
(o)	all the information contained in the Acceptance Letter is true and correct;
(p)	the U.S. holder accepts and agrees that we are required to and will withhold thirteen and one-half percent (13.5%) of the Offer Price payable to any such tendering holder not resident in Argentina for Argentine tax purposes (or, if such holder delivers to us a valid Tax Cost Certificate, in the form of either (i) Exhibit 1 attached to the Form of Acceptance, in the case of individual holders or (ii) Exhibit 2 attached to the Form of Acceptance, in the case of holders that are corporate entities, reasonably satisfactory to us prior to the Expiration Time on the Expiration Date, fifteen percent (15%) of the Net Gain) in respect of Argentine income tax on the capital gains derived from the disposition of the Securities;
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(q)	the U.S. holder accepts and agrees that in the event that a tendering holder delivers a Tax Cost Certificate not reasonably satisfactory to us, we will withhold thirteen and one-half percent (13.5%) of the Offer Price payable to any such tendering holder not resident in Argentina for Argentine tax purposes in respect of Argentine income tax on the capital gains derived from the disposition of the Securities;
(r)	the holder represents that all documents submitted in connection with the Tax Cost Certificate are genuine and accurate; and
(s)	the holder is a U.S. Person or is holding for a U.S. Person.

Certification of Signatures

Neither we nor the U.S. Receiving Agent shall be obligated to accept the Acceptance Letter if the authenticity of the signatures of the persons signing them is not certified by a notary public. This certification will not be necessary if the signing takes place at the U.S. Receiving Agent’s office.

Partial Tenders

If fewer than all of the Class B Shares delivered by a holder to the U.S. Receiving Agent are to be tendered, the holder should so indicate in the Acceptance Letter by filling in the number of Class B Shares that are to be tendered in the Box 1 of the Acceptance Letter. In such case, a new certificate of ownership (or Constancia de Saldo en Cuentas) for the untendered Class B Shares may be requested by the person(s) signing such Acceptance Letter (or delivered as the holder indicates thereon) as promptly as practicable following the Payment Date.

Maintenance of Class B Shares to be Transferred in Custody

The Argentine Receiving Agent will maintain the Class B Shares transferred into the U.S. Tendered Class B Shares Account in custody in favor of both us and the tendering holder of Class B Shares until the Payment Date, provided that (i) the tendering holder of Class B Shares has not withdrawn its Class B Shares; (ii) the tendering of the Class B Shares was not defective; and (iii) the U.S. Offer remains open.

While the Class B Shares remain deposited in the U.S. Tendered Class B Shares Account, the tendering holder of Class B Shares may not exercise the voting rights of the tendered Class B Shares.

If the tendering holder were to withdraw the tendered Class B Shares or the U.S. Offer were to be terminated by us because any of the Conditions described in “—Section 13. Certain Conditions of the U.S. Offer” have not been met, or due to any other reason, the U.S. Receiving Agent shall instruct the Argentine Receiving Agent to return the tendered Class B Shares as promptly as practicable after the date on which we notify the tendering holders that the U.S. Offer has been terminated. The Argentine Receiving Agent will transfer the tendered Class B Shares to the cuentas comitentes opened at Caja de Valores in the name of the respective U.S. holders. Under no circumstance will the Argentine Receiving Agent be required to transfer Class B Shares outside Argentina.

All Class B Shares delivered to the Argentine Receiving Agent will be deemed to have been tendered unless otherwise indicated. See Instruction 1 of the Acceptance Letter.

If you are in any doubt as to the procedure for acceptance of Class B Shares, please call the U.S. Information Agent at the telephone numbers set forth on the back cover of this U.S. Offer to Purchase.

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Defects in Tendering in the Offer. Falsehood or Inaccuracy of Tendering Holder’s Representations.

All questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance for purchase of any tender of Class B Shares will be determined by us in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of Class B Shares determined by us not to be in proper form or the acceptance for purchase for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Class B Shares of any particular holder, whether or not any similar defect or irregularity is waived in the case of other holders. No tender of Class B Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns nor any person, including the U.S. Receiving Agent and/or the Argentine Receiving Agent, will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of the U.S. Offer will be final and binding.

We reserve the right to reject the tendering of any Class B Shares if, at our sole and exclusive discretion, we believe that the payment to be made by us or the transfer of such Class B Shares to us is illegal or contrary to any judgment, order, decision or opinion of the competent authority. In addition, we shall have the right to reject any tendered Class B Shares at any time until the Payment Date in the event of the lack of performance by the holder of Class B Shares of any of the covenants agreed to herein or if any representation made proves to be false or inaccurate.

We will rely on the information provided to us by Caja de Valores in connection with (i) the Daily Registry, and (ii) the accuracy of the identity and capacity, and adequacy of the required consents, of the holder of the cuenta comitente to instruct its Custodian to effect the transfer of the Class B Shares to the U.S. Tendered Class B Shares Account. Any mistake, error or inaccuracy in connection thereto will be the sole responsibility of the tendering holder and its Custodian.

In the event of a rejection of tendered Class B Shares by us, the Class B Shares shall be returned to the tendering holder, and no payment of the Offer Price shall be made to such holder if the U.S. Offer is consummated.

Holders of ADSs

Holders of ADSs who wish to participate in the Offers must first become direct holders of Class B Shares by surrendering their ADSs to the Depositary for cancellation and taking delivery of the Class B Shares represented thereby into a cuenta comitente in its name in Argentina. Once a holder of Class B Shares, such holder, in the case of the U.S. holders, must follow the procedures described herein for U.S. holders of Class B Shares participating in the U.S. Offer in order to receive the Offer Price, and, in the case of non-U.S. holders, must tender their Class B Shares in the Argentine Offer in order to receive the Offer Price. We will be responsible for paying any cancellation fees charged by the Depositary in connection with ADSs surrendered for cancellation, provided that the underlying Class B Shares are credited to a Caja de Valores account of the Argentine Receiving Agent. In order for a registered holder on the books of the Depositary to withdraw the Class B Shares underlying such holder’s ADSs, registered holders should contact the Depositary, at drsettlements@bnymellon.com, telephone number (+1) 212 815 2783, and in order for a person or entity that holds ADSs through a broker or other securities intermediary to withdraw the Class B Shares underlying such holder’s ADSs, such holders should contact the broker or other securities intermediary holding their ADSs, in either case, to surrender their ADSs and withdraw the underlying Class B Shares, which may then be tendered directly in Argentina pursuant to the procedures described. If you hold ADSs and you wish to participate in the Argentine Offer, you should allow sufficient time to complete all required steps to surrender your ADSs for delivery of Class B Shares prior to the expiration date of the Argentine Offer. You must also have a securities account with a broker or other intermediary that can receive delivery of Class B Shares in Argentina. See “Acceptance for Payment and Payment for Class B Shares.”

No Guaranteed Delivery

There will be no guaranteed delivery process available to tender Class B Shares.

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General

Questions or requests for assistance may be directed to the U.S. Information Agent set forth on the back cover of this U.S. Offer to Purchase. Additional copies of this U.S. Offer to Purchase may also be obtained from the U.S. Information Agent.

All questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of Class B Shares will be determined by us in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders of Class B Shares determined by us not to be in proper form. We also reserve the absolute right to waive any defect or irregularity in the tender of any Class B Shares of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. No tender of Class B Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of the U.S. Offer will be final and binding.

The tender of Class B Shares pursuant to any of the procedures described above will constitute the tendering holder’s acceptance of the terms of the U.S. Offer, as well as the tendering holder’s representation and warranty to us that:

•	the holder has the full power and authority to tender, sell, assign and transfer the tendered Class B Shares (and any and all other Class B Shares or other securities issued or issuable in respect of those Class B Shares); and
•	when the Class B Shares are accepted for purchase by us, we will acquire good and unencumbered title to the Class B Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

The Argentine Receiving Agent assumes no responsibility for the information included in this U.S. Offer to Purchase or with respect to any U.S. holder tendering its Class B Shares in the U.S. Offer. The Argentine Receiving Agent and its affiliates, and each of their respective directors, officers, employees and agents will not regard us or any other person as their client, nor will they be responsible to us or any other person for providing the protections afforded to their clients or for providing advice in relation to this U.S. Offer to Purchase, or any other matter referred to herein. The Argentine Receiving Agent has not been retained to make solicitations or recommendations, and as such, makes no solicitation or recommendation, in connection with the U.S. Offer to Purchase in its role as Argentine Receiving Agent.

4.                Withdrawal Rights.

Tenders of Class B Shares made pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Time on the Expiration Date.

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The withdrawal of any Class B Shares tendered in the U.S. Offer can only be made by presenting a signed form of withdrawal (the “Form of Withdrawal”) to the U.S. Receiving Agent. Such withdrawal will be effective only if the U.S. Receiving Agent timely receives the Form of Withdrawal at its address set forth on the back cover of this U.S. Offer to Purchase. The Form of Withdrawal must specify the name of the person who tendered the Class B Shares to be withdrawn and the number of Class B Shares to be withdrawn and the name of the registered U.S. holder of Class B Shares, if different from that of the person who tendered such Class B Shares.

The U.S. Receiving Agent shall, on a daily basis, inform the Argentine Receiving Agent of the U.S. holders from whom it has validly received a Form of Withdrawal. The Argentine Receiving Agent will then proceed to transfer the respective Class B Shares to the cuenta comitente in the name of such U.S. holder in Argentina. Under no circumstance will the Argentine Receiving Agent be required to transfer Class B Shares outside of Argentina.

Withdrawal rights will be available only for tenders of Class B Shares under the U.S. Offer and not under the Argentine Offer.

General

In accordance with Section 14(d)(5) of the Exchange Act, a holder that has tendered Class B Shares may withdraw any or all of those Class B Shares at any time before the Expiration Time on the Expiration Date, by communicating its request to withdraw its Class B Shares in the manner described above.

Even if we extend the U.S. Offer or we are delayed in accepting, or unable to accept, Class B Shares for purchase pursuant to the U.S. Offer for any reason, elections to tender may be withdrawn only as described herein. Any such delay will be made by an extension of the U.S. Offer to the extent required by law. See “—Section 1. Terms of the U.S. Offer and Expiration Date.”

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, and our determination will be final and binding. Neither we nor any of our affiliates or assigns nor any other person, including the U.S. Receiving Agent and/or the Argentine Receiving Agent, will be under any duty to give any notification of any defects or irregularities in any withdrawal or incur any liability for failure to give any such notification.

Withdrawals of tendered Class B Shares may not be rescinded. Any Class B Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the U.S. Offer. However, holders of Class B Shares that have validly withdrawn tendered Class B Shares may re-tender those Class B Shares at any time before the Expiration Time on the Expiration Date. See “—Section 3. Procedures for Participating in the U.S. Offer.”

5.                Source and Amount of Funds; Certain Requirements Regarding Offer Price.

Funds

The total amount of funds that we must provide to purchase all of the Class B Shares held by investors which is the maximum number of Class B Shares (including Class B Shares represented by ADSs and excluding treasury shares) subject to the Offers, before fees and expenses, is estimated to be approximately Ps.13,031,742,097.26 million based on an Offer Price of Ps.29.34 per Class B Share.

We have access to the necessary economic resources to pay the Offer Price, including by giving effect to shareholders' contributions loans, from local and foreign financial institutions and/or the Pampa Commitment . In addition, pursuant to Article 34, Chapter II, Title III of the CNV regulations, our payment obligations in respect of any Class B Shares that are tendered in the Offers are guaranteed by Afianzadora Latinoamericana Cia. de Seguros S.A. Premiar Compañía Argentina de Seguros S.A., Galeno Caución S.A., Fianzas y Crédito S.A. Compañía de Seguros and Tutelar Seguros S.A.. Therefore, we believe that sufficient funds are available to us to purchase the maximum amount of securities sought in the Offers.

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6.                Certain U.S. Federal Income and Argentine Tax Consequences.

The following describes the material U.S. federal income tax and Argentine tax consequences of the sale of Class B Shares pursuant to the U.S. Offer.

U.S. Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences of the U.S. Offer with respect to the Class B Shares. The discussion set forth below is only applicable to U.S. Holders (as defined below) that tender Class B Shares in the U.S. Offer. This discussion addresses only beneficial owners of Class B Shares that hold such Class B Shares as capital assets.

The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or certain aspects of U.S. federal income taxation that may be applicable to a holder subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”), including, but not limited to, banks or other financial institutions, regulated investment companies, holders that own or are treated as owning 10% or more of the stock of Edenor (by vote or value), entities that are treated for U.S. federal income tax purposes as partnerships or other pass-through entities, tax-exempt organizations, insurance companies, brokers or dealers in securities or foreign currency, traders in securities who elect to mark their securities to market for U.S. federal income tax purposes, holders that have a functional currency other than the U.S. dollar, and holders that acquired Class B Shares pursuant to the exercise of an employee stock option or otherwise as compensation. In addition, the discussion does not address the Medicare tax on net investment income, the alternative minimum tax or state, local or foreign tax consequences (or other tax consequences such as estate or gift tax consequences) of the U.S. Offer. The discussion below is based upon the provisions of the Code and U.S. Treasury regulations, rulings and decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (with possible retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

Holders should consult their own tax advisors concerning the tax consequences of the U.S. Offer in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

As used in this subsection “—U.S. Federal Income Tax Consequences,” the term “U.S. Holder” means a beneficial holder of Class B Shares that is (1) an individual citizen or resident of the United States (as defined for US federal income tax purposes), (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate whose income is subject to US federal income taxation regardless of its source, or (4) a trust if (i) a court in the United States can exercise primary supervision over the administration of the trust, and one or more United States persons can control all of the substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a United States person for US federal income tax purposes, (3) an estate whose income is subject to US federal income taxation regardless of its source, or (4) a trust if (i) a court in the United States can exercise primary supervision over the administration of the trust, and one or more United States persons can control all of the substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a United States person for US federal income tax purposes. This summary does not apply to holders of Class B Shares who are not U.S. Holders. Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences and any applicable state, local and non-U.S. tax consequences of the tender offer.

Characterization of the U.S. Offer

The receipt of cash in exchange for Class B Shares pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of Class B Shares will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the Class B Shares exchanged. Such gain or loss generally will be capital gain or loss. (3) an estate whose income is subject to US federal income taxation regardless of its source, or (4) a trust if (i) a court in the United States can exercise primary supervision over the administration of the trust, and one or more United States persons can control all of the substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a United States person for US federal income tax purposes. (3) an estate whose income is subject to US federal income taxation regardless of its source, or (4) a trust if (i) a court in the United States can exercise primary supervision over the administration of the trust, and one or more United States persons can control all of the substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a United States person for US federal income tax purposes.

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Foreign Tax Credits

U.S. Holders should consult their tax advisors as to whether the Argentine tax on capital gains may be creditable against the U.S. Holder’s U.S. federal income tax liability and the application of any foreign tax credit limitations in light of their particular situations. Any gain or loss generated by the sale of Class B Shares by a U.S. Holder will generally be treated as U.S. source gain or loss. Accordingly, a U.S. Holder may not be able to use the foreign tax credit (if any) arising from any Argentine tax imposed on the disposition of the Class B Shares. The calculation and availability of foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend on a U.S. Holder’s particular circumstances. U.S. Holders should consult with their own tax advisors with regard to the availability of foreign tax credits and the application of the foreign tax credit limitations in light of their particular situations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to the cash payments received pursuant to the U.S. Offer that are paid within the United States (and in certain cases, outside of the United States) to U.S. Holders other than certain exempt recipients that, if required, establish their exemption, and backup withholding at a current rate of 24% may apply to such amounts if a U.S. Holder fails to provide an accurate taxpayer identification number and make any other required certification or otherwise establish an exemption. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability so long as the required information is provided to the U.S. Internal Revenue Service.

Backup withholding and information reporting will not generally apply to the cash payments made pursuant to the U.S. Offer that are received by a non-U.S. Holder if such holder certifies under penalties of perjury that such holder is a non-U.S. person for U.S. federal income tax purposes. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a shareholder’s US federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

Argentine Tax Consequences

The following section refers to the main Argentine taxes applicable to the U.S. Offer, including but not limited to, the amendments introduced by Laws No. 27,430 and 27,541. It does not contain a comprehensive analysis of all the tax-related matters that might be considered relevant in making a decision. Further, it does not specifically describe all the Argentine tax-related matters applicable to any particular holder. This analysis is based on the tax laws in force in Argentina applicable as of the date of this U.S. Offer, which may be subject to amendment and different interpretations. Each holder of Class B Shares or ADSs should consult with its own tax advisors about the specific tax consequences of this U.S. Offer.

Taxation on dividends

Pursuant Section 97 of the Income Tax Law, dividends paid on the Class B Shares, whether in cash, property or any other kind—except in the case of fully paid shares (acciones liberadas)—are subject to Argentine income tax withholding (“Dividend Tax”) at a rate of 7% on the amount of such dividends, in respect of both Argentine holders who are individuals or undivided estates and holders not domiciled in Argentina for Argentina tax purposes (for purposes of this subsection—”Argentine Tax Consequences,” a “non-Argentine holder”).

Dividends paid in excess of Taxable Accumulated Income, as defined below, during the previous fiscal period are also subject to an additional withholding tax (“Equalization Tax”) at a rate of 35% on such excess amount in respect of both Argentine and non-Argentine resident holders. The Equalization Tax is applicable when the amount of dividends paid exceeds income accumulated as of the fiscal year immediately preceding the year in which the dividend distribution is made (“Taxable Accumulated Income”), as determined pursuant to Argentine income tax law. The Equalization Tax will not be applicable to Taxable Accumulated Incomes accrued after January 1, 2018.

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The Dividend Tax and the Equalization Tax, if applicable, are imposed as a withholding tax on the holder receiving the dividend. In the event that both the Dividend Tax and the Equalization Tax apply, the latter is applied first and the Dividend Tax is subsequently applied on the remaining amount of dividends (in other words, on the amount of dividends remaining after the Equalization Tax has been deducted from the gross dividend amount).

Holders are encouraged to consult a tax advisor as to the particular Argentine income tax consequences arising from dividends paid on the Class B Shares.

Income Tax - Capital gains

•	Resident individuals and undivided estates.

Gains arising from the disposition of the shares as a result of the participation in this offering obtained by individuals or undivided estates considered residents of Argentina for tax purposes, are considered exempt from income tax pursuant to Article 26 paragraph u) of Law No. 20,628 (the “Income Tax Law”), provided that: (a) it is a placement by public offering with the authorization of the CNV, a decentralized agency within the scope of the Finance Secretariat of the Ministry of Finance; and/or (b) the transactions have been carried out in markets authorized by such agency under segments that ensure priority price time and by bid interference; and/or (c) they are carried out through a public tender offer and/or exchange authorized by the CNV.

In case the exemption mentioned in the previous paragraph is not applied, according to the provisions of Section 98 of the Income Tax Law, as amended by Law No. 27.430, the net gain of Argentine source of individuals and undivided estates derived from results from the sale of shares will be taxed at a rate of 15%. Losses arising in a fiscal year as a result of the sale of shares may only be offset against net gains derived from the same type of transactions obtained in the five years immediately following the year in which the losses occurred.

•	Resident legal entities

Local companies and legal entities must include the results from the disposal of the shares in their income tax returns. Such subjects pay Income Tax at a rate of 30% on the net taxable income for the tax periods 2018 and 2019 and 2020, and at a rate of 25%, 30% or 35% depending on the level of income of the company or corporate entity as from the tax period 2021 onwards.

For the purposes of the provisions of the preceding paragraph, the term “Legal entities” covers Law No. 24.441 (currently in accordance with the provisions of the Civil and Commercial Code) Foreign Beneficiary, permanent establishments, commission agents, income tax.

•	Foreign Beneficiary

Pursuant to Article 26 paragraph u) of the Income Tax Law, the results from the sale of the Shares are exempt from income tax as long as (a) it is a placement through a public offering authorized by the Argentine Securities Commission; and/or (b) the transactions have been carried out in markets authorized by such agency under segments that ensure priority price-time and bid interference; and/or (c) they are carried out through a public tender offer and/or exchange authorized by the CNV. The exemption detailed above shall be applicable insofar as it does not reside in non-cooperating jurisdictions and/or the invested funds do not come from non-cooperating jurisdictions.

For Foreign Beneficiaries, to the extent that the exemption provided in Section 26 clause u) of the LIG does not apply, and to the extent that the Foreign Beneficiary does not reside in non-cooperative jurisdictions or the invested funds do not come from non-cooperative jurisdictions, it shall be taxed at the rate of 15%, applying such rates on the presumption of profit provided in Section 104 subsection (i) or in the second paragraph of such section.

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In this sense, the foreign beneficiary can choose between applying the presumption of profit of Section 93, paragraph (i) of 90% of the funds paid, or determine the profit in the amount resulting from deducting from the gross profit paid or credited, the expenses incurred in the country necessary to obtain, maintain and preserve it, as well as the deductions allowed by the Income Tax Law, according to the type of profit in question and which have been expressly recognized by the AFIP.

For foreign beneficiaries residing in non-cooperating jurisdictions or whose invested funds come from non-cooperating jurisdictions, the 35% tax rate will be applied on the profit determined in accordance with the provisions of Section 93 paragraph (i) of the Income Tax Law, i.e., on 90% of the profits obtained.

Value added tax

Pursuant to the provision in Section 7 subsection (b) of Law No. 23,349 (the “Value Added Tax Law”), share transactions are exempt of the Value Added Tax Law.

Tax on Debits and Credits in Bank Current Accounts.

Law No. 25.413 established the Tax on Debits and Credits in Bank Current Accounts (“IDC” for its acronym in Spanish) which is applicable with respect to: (i) credits and debits of any nature, made in accounts opened in the entities included in Law No. 21,526 (the “Financial Entities Law”) -except for those expressly excluded by law and regulation-; as well as, for (ii) the taxable transactions indicated in item (i), in which bank accounts are not used, carried out by the entities included in the Financial Entities Law, whatever the denominations given to them, the mechanisms used to carry them out -including through the movement of cash- and their legal instrumentation and (iii) the movements and deliveries of funds -which are carried out through organized payment systems in replacement of the use of current accounts-, provided that they are carried out for their own account and/or for the account of others in the exercise of economic activities.

The general IDC rate is 0.6% for each credit and debit (as established in Article 1 of Law No. 25,413). In the case of items (ii) and (iii) of the preceding paragraph, the applicable rate will be 1.2%. The holders of bank accounts subject to the general rate of 0.6% may compute as tax credit, 34% of the amounts liquidated and collected by the collecting agent in respect of this tax, originated in the amounts credited to such accounts. The holders of bank accounts taxed at the rate of 1.2% may compute 17% of the amounts paid as IDC. The crediting of such amount as payment on account shall be made, indistinctly, against Income Tax, minimum presumed income tax and/or the special contribution on the capital of cooperatives.

Pursuant to Article 10 paragraph a) of Decree No. 380/2001, debits and credits in the accounts used by the markets authorized by the CNV and their respective agents, exclusively for transactions inherent to their specific activity and the drafts and transfers they order for the same purpose, are exempt from IDC.

Gross Income Tax

This is a provincial tax that falls on the regular exercise of a commercial activity for valuable consideration in the geographic area of the City of Buenos Aires or the provincial jurisdictions, regardless of the result obtained and the nature of the subject performing such activity.

Investors who regularly participate, or who are presumed to participate on a regular basis in the purchase and sale of shares may be subject to the payment of gross income tax at the rates established by the specific laws of each Argentine province, unless an exemption is applicable.

In the City of Buenos Aires, income from any transaction on shares is exempt from this tax.

Stamp Taxes

All acts and/or instruments related to the trading of shares and other securities duly authorized for public offering by the CNV are exempted from Stamp Tax in the City of Buenos Aires. This exemption shall be void if within ninety (90) calendar days the authorization for the public offering of such securities is not requested before the CNV and/or if the placement of such securities is not made within one hundred and eighty (180) calendar days as from the date the requested authorization is granted.

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Given the provincial autonomy in tax matters, the potential implications of the transactions in the provincial jurisdictions where there is any connection or nexus with the respective transaction must be reviewed.

Justice Fee

In the event it is necessary to initiate enforcement proceedings in connection with the Offers in Argentina, a justice fee will be charged on the amount of any claim brought before the Argentine courts. In the City of Buenos Aires, the justice fee is 3% of the amount claimed.

Tax treaties

Argentina has signed tax treaties for the avoidance of double taxation with several countries, including Australia, Belgium, Bolivia, Brazil, Canada, Finland, France, Germany, Italy, Norway, the Netherlands, the United Kingdom, Russia, Spain, Sweden, Switzerland (approved by the National Argentine Congress, but pending effectiveness until the procedural requirements for its effectiveness are complied with) and Uruguay (through an information exchange treaty that contains clauses for the avoidance of double taxation. Holders domiciled in any of those jurisdictions may be required to pay taxes applicable on the sale of the Class B Shares or any dividends thereon at lower rates. There is currently no tax treaty or convention in effect between Argentina and the United States to avoid double taxation with the United States.

7.                Certain Information about the Class B Shares and ADSs.

The principal market on which the Class B Shares are traded is the Buenos Aires Stock Exchange (the “BASE”), where they are listed under the ticker symbol “EDN”. ADSs representing rights to Class B Shares are traded on the NYSE under the ticker symbol “EDN.” Each ADS represents rights to twenty Class B Shares of Edenor. As of September 30, 2021, there were 442,210,385 Class B Shares outstanding (excluding treasury shares). The following table sets forth, for the calendar quarters indicated, the low and high closing sales prices for one Class B Share and one ADS.

	Class B Shares		ADSs
	Low	High	Low	High
	(Ps.)		(U.S.$)
2019
1st Quarter	42.50	56.50	19.10	29.60
2nd Quarter	36.80	43.50	16.73	19.73
3rd Quarter	15.20	44.70	5.26	21.40
4th Quarter	16.25	26.80	4.25	7.21
2020
1st Quarter	13.40	24.70	2.96	5.99
2nd Quarter	13.70	28.65	2.83	4.83
3rd Quarter	18.65	28.00	2.93	4.57
4th Quarter	21.50	30.55	2.88	4.24
2021
1st Quarter	25.15	28.45	3.35	4.00
2nd Quarter	25.95	45.90	3.44	5.47
3rd Quarter	39.60	64.45	4.21	7.52
4th Quarter (through November 11)	61.75	75.55	6.19	7.61

The following table sets forth, for the calendar months indicated, the trading volume, number of shares traded and weighted average price of the ADSs over the last twelve months:

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	Total Volume of ADSs Traded	Number of ADSs Traded	Weighted Average Price per ADS
	(US$)		(US$)
2020
August	5,550,376	1,383,925	4.01
September	1,373,256	426,361	3.22
October	2,179,405	664,433	3.28
November	3,768,997	1,088,782	3.46
December	5,388,570	1,389,104	3.88
2021
January	3,239,323	883,613	3.67
February	2,795,828	744,184	3.76
March	3,100,722	880,759	3.52
April	1,969,631	545,900	3.61
May	2,283,737	637,715	3.58
June	7,912,082	1,627,782	4.86
July	2,207,797	505,570	4.37
August	9,053,064	1,464,345	6.18
September	8,351,459	1,215,660	6.87
October	4,922,621	700,830	7.02
November (through November 11)	1,563,172	238,925	6.54

(1)       For the period from, and including, January 1, 2021, through, and including, August 31, 2021.

Source: Bloomberg

On November 11, 2021, the last full trading day before the date of this U.S. Offer to Purchase, the last reported sale price of the Class B Shares on the BYMA was Ps. 66.7 per Class B Share, and the last reported sale price of the ADSs on NYSE was U.S.$5.80 per ADS. Holders are urged to obtain a current market quotation for the Class B Shares and ADSs.

Since the fiscal year ended in December 2017, Edenor has not made dividend payments to its shareholders.

8.                Certain Information about Edenor.

Edenor holds a concession to distribute electricity on an exclusive basis to the northwestern part of the greater Buenos Aires metropolitan area and in the northern part of the City of Buenos Aires, comprising an area of 4,637 square kilometers and a population of approximately 9 million people.

Edenor is a corporation (sociedad anónima) duly organized under the laws of Argentina. Its principal executive offices are located at Avenida del Libertador 6363, 11° floor, City of Buenos Aires, C1428ARG, Argentina, and its general telephone number at this location is +54 11 4346 5000.

The outstanding capital stock of Edenor is comprised of 462,292,111 Class A Shares, 442,210,385 Class B Shares and 1,952,604 and Class C ordinary shares, each with a par value of Ps. 1.

Financial Information

The tables below set forth certain selected consolidated financial information relating to Edenor and its subsidiaries as of December 31, 2020 and 2019 and for each of the two fiscal years then ended.

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The consolidated financial information of Edenor set forth below was excerpted from the annual report on Form 20-F of Edenor for its fiscal year ended December 31, 2020 (“2020 Form 20-F”) furnished by Edenor to the SEC and, according to the 2020 Form 20-F, was prepared in accordance with International Financial Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board (IASB).

	Period ended December 31,
	2020	2019
Statement of comprehensive income (loss)	(Stated in millions of Argentine pesos in constant currency)
Revenue (1)	91,316	122,437
Electric power purchases	(57,930)	(77,649)
Subtotal	33,386	44,788
Transmission and distribution expenses	(19,866)	(21,980)
Gross margin	13,520	22,808
Selling expenses	(10,843)	(10,007)
Administrative expenses	(5,353)	(5,223)
Other operating income (3)	2,200	2,364
Other operating expense	(2,045)	(3,479)
Impairment of property, plant and equipment Gain from interest in joint ventures	(17,396)	2
Operating (loss) profit	(19,917)	6,465

Agreement on the Regularization of Obligations	-	23,270
Financial income (3)	55	78
Finance costs	(9,276)	(9,205)
Other finance costs	(1,890)	(4,796)
Net finance costs	(11,111)	(13,923)
Monetary gain (RECPAM)	9,767	15,236
(Loss) Profit before taxes	(21,261)	31,048
Income tax	3,563	(14,530)
(Loss) Profit for the year	(17,698)	16,518
(Loss) Profit for the year attributable to: Owners of the Company	(17,698)	16,518
(Loss) Profit for the year	(17,698)	16,518
Other comprehensive income (loss) Items that will not be reclassified to profit or loss Results related to benefit plans	108	(10)
Tax effect of actuarial results on benefit plans	(33)	3
Total other comprehensive results	75	(7)

Comprehensive (loss) income for the year attributable to: Owners of the parent	(17,623)	16,511
Comprehensive (loss) profit for the year	(17,623)	16,511
Basic and diluted (loss) profit per share: (Loss) earnings per share (argentine pesos per share)	(20.2)	18.9
Basic and diluted (loss) profit per ADS (2): (Loss) earnings per ADS (argentine pesos per ADS)	(404.6)	377.6

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(1)	Revenue from operations is recognized on an accrual basis and derives mainly from electricity distribution. Such revenue includes electricity supplied, whether billed or unbilled, at the end of each year.
(2)	Each ADS represents 20 Class B common shares.
(3)	The classification of commercial interests and surcharges in the Statement of Comprehensive Income is modified, since the Company understands that the items related to late payment interest on the cancellation of credits for sale and surcharges applied to customers for late payment or other associated penalties, provide relevant information on the operations and operating cash flows of the business. For this reason, this item is included in other operating income. Edenor's management considers that this disclosure reflects the impacts of the operating business process, allowing for consistency of treatment with other items such as credit deterioration. This particularly considering the current economic and financial context that worsened the delay in payment terms, including in the latter case, the restriction of some measures aimed at limiting customer payment delays.

Statement of Financial Position as of December 31, 2020 and 2019

	Period ended December 31,
ASSETS	2020	2019
Non-current assets Property, plant and equipment	124,914	137,894
Interest in joint ventures	11	15
Right-of-use asset	280	355
Other receivables	42	35
Financial assets at amortized cost	239	-
Total non-current assets	125,486	138,299
Current assets Inventories	1,873	2,623
Other receivables	624	394
Trade receivables	14,151	16,961
Financial assets at fair value through profit or loss	2,222	3,798
Financial assets at amortized cost	78	-
Cash and cash equivalents	4,362	558
Total current assets	23,310	24,334
TOTAL ASSETS	148,796	162,633

	Period ended December 31,
EQUITY	2020	2019
Share capital and reserve attributable to the owners of the Company Share capital	875	875
Adjustment to share capital	36,404	36,404
Treasury stock	31	31
Adjustment to treasury stock	782	782
Additional paid-in capital	504	504
Cost treasury stock	(3,053)	(3,053)
Legal reserve	2,581	1,755
Voluntary reserve	42,690	26,998
Other comprehensive loss	(218)	(294)
Accumulated (losses) profits	(17,698)	16,518
TOTAL EQUITY	62,898	80,520
LIABILITIES Non-current liabilities Trade payables	521	503
Other payables	6,285	5,472
21

Borrowings	8,261	11,159
Deferred revenue	1,471	368
Salaries and social security payable	303	327
Benefit plans	749	713
Deferred tax liability	23,709	27,300
Provisions	2,431	2,808
Total non-current liabilities	43,730	48,650
Current liabilities Trade payables	33,019	17,288
Other payables	2,999	4,895
Borrowings	143	2,259
Derivative financial instruments	1	279
Deferred revenue	37	7
Salaries and social security payable	3,734	3,278
Benefit plans	84	70
Income tax payable	-	2,681
Tax liabilities	1,793	2,415
Provisions	358	291
Total current liabilities	42,168	33,463
TOTAL LIABILITIES	85,898	82,113
TOTAL LIABILITIES AND EQUITY	148,796	162,633

The tables below set forth certain selected consolidated financial information relating to Edenor and its subsidiaries as of September 30, 2021 and for the three months then ended.

The consolidated financial information of Edenor set forth below was excerpted from the interim reports on Form 6-K of Edenor, furnished to the SEC on November 10, 2021 and incorporated by reference herein by reference to such reports.

Condensed Interim Statement of Comprehensive Income (Loss)	Nine-months period ended September		Three-month period ended September
	30, 2021	30, 2020	30, 2021	30, 2020
Revenue	80,802	100,050	29,236	34,961
Energy purchases	49,365	63,331	17,039	21,715
Subtotal	31,437	36,719	12,197	13,246
Transmission and distribution expenses	19,221	20,500	6,654	6,737
Gross margin	12,216	16,219	5,543	6,509

Selling expenses	7,824	11,200	2,317	3,744
Administrative expenses	5,145	4,708	1,767	1,607
Other operating income	3,396	2,367	1,150	508
Other operating expense	3,155	1,895	1,327	641
Loss from interest in joint ventures	3	1	3	1
Operating Profit	515	782	1,279	1,024

Financial income	26	25	2	5
Financial costs	16,903	8,215	5,766	3,398
Other financial costs	1,570	2,626	850	304
22

Net financial costs	15,307	10,816	4,914	3,697

Monetary gain (RECPAM)	16,970	9,110	4,422	3,761

Profit (Loss) before taxes	1,148	923	787	1,088

Income tax	14,489	1,868	1,405	935
(Loss) Profit for the period	13,341	2,791	618	153

Comprehensive (loss) profit for the period attributable

Owners of the parent	13,341	2,791	618	153
Comprehensive (loss) profit for the period	13,341	2,791	618	153

Basic and diluted earnings (Loss) Profit per share:
(Loss) Profit per share (argentine pesos per share)	15.25	3.19	0.71	0,17

Where You Can Find More Information about Edenor

Edenor files annual reports on Form 20-F and furnishes reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. Edenor publishes a variety of information of interest to the holders of Securities on its Internet site at https://www.edenor.com.ar/.

Edenor is also subject to the informational requirements of the CNV and the BASE and files reports and other information relating to its business, financial condition and other matters with the CNV and the BASE. The CNV maintains an Internet site at http://www.cnv.gob.ar, which contains reports and other information regarding issuers that file electronically with the CNV.

9.                Certain Information about the Bidders.

EDELCOS

Edelcos is an Argentine corporation (sociedad anónima) and an almost wholly-owned subsidiary of SAE. The purpose of Edelcos is to develop on its own account or for third parties, within or outside Argentina, the following activities: (i) operations for the distribution of electricity; (ii) investment in energy projects, renewable energies, energy transition projects, development of sustainable technology, electrification of the economy and transportation, energy storage, technologies for the development of lithium, copper and palladium, rare earths and hydrogen; (iii) generation of renewable energy, solar, wind, biomass, geothermal and any other that is viable or is in the research and development stage; (iv) development of technologies for the protection of the environment; (v) in general, carry out commercial, investment, including sale of shares, financial operations, including the granting of endorsements, guarantees and sureties in favor of third parties, or real estate or civil, commercial acts or of any other nature, and all activities in general that may be related or that are necessary to carry out its corporate purpose, but excluding the activities covered by the Argentine Financial Entities Law No. 21,526 and its amendments and regulations. The principal place of business of Edelcos is located at City of Buenos Aires. Edelcos’s domicile is Maipú 1252, 12th floor, City of Buenos Aires, Argentina. The telephone number at which Edelcos’s principal executive offices can be reached is (+549) 11-4110-5150.

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SAE

SAE is a special purpose vehicle duly organized and existing in accordance with the laws of England and Wales, registered with the Register of Companies for England and Wales under number OC434488. SAE’s domicile is CMS Cameron McKenna Nabarro Olswang LLP, 1-3 Charter Square, Sheffield, S1 4HS, England. The telephone number at which SAE’s principal executive offices can be reached is (+44) 11 4279-4000.

Financial Information of the Bidders

We do not believe that our financial condition is material to a decision by a holder of Class B Shares or ADSs to tender Class B Shares in the U.S. Offer because (a) the U.S. Offer is being made for all Class B Shares, including Class B Shares represented by ADSs, (b) the U.S. Offer is solely for cash and (c) the U.S. Offer is not subject to any financing condition. Nonetheless, certain selected financial information of Edelcos and SAE is included in this section, in line with information included in the Prospecto for the Argentine Offer.

The tables below set forth certain selected unaudited interim financial information relating to Edelcos as of January 31, 2021.

January 31,
FINANCIAL POSITION DATA	2021
(in US$)
ASSETS
Non-Current assets
Investments	2,260

Current assets
Trade and other receivables	10,000,000

TOTAL ASSETS	10,002,260

LIABILITIES	—
Current liabilities
Trade and other payables	2,260
Amounts due to members	10,000,000
Total liabilities	10,002,260

Net assets attributable to members	-
Represented by:
Members capital	-
Amounts due to members	10,000,000
Total Members Interest	10,000,000

Additional Information

The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of the Bidders is set forth on Schedule 1 to this U.S. Offer to Purchase.

We do not have, or, to our knowledge, after reasonable inquiry, any of the persons listed in Schedule 1 has, during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

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Except as set forth elsewhere in this U.S. Offer to Purchase or in Schedule 1: (a) none of the Bidders or, to the knowledge of the Bidders, after reasonable inquiry, any of the persons listed in Schedule 1 or any associate or majority-owned subsidiary of the Bidders, or any of the persons so listed, beneficially owns or has a right to acquire any Class B Shares or any other equity securities of Edenor, (b) none of the Bidders, or, to the knowledge of the Bidders, after reasonable inquiry, any of the persons referred to in clause (a) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Class B Shares or any other equity securities of Edenor during the past 60 days, (c) none of the Bidders, their subsidiaries or, to the knowledge of the Bidders after reasonable inquiry, any of the persons listed in Schedule 1, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of Edenor including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (d) in the past two years, except as set forth elsewhere in this document, there have been no transactions that would require reporting under the rules and regulations of the SEC between any of the Bidders their subsidiaries or, to the knowledge of the Bidders after reasonable inquiry, any of the persons listed in Schedule 1, on the one hand, and Edenor or any of its executive officers, directors or affiliates, on the other hand and (e) in the past two years, except as set forth elsewhere in this document, there have been no negotiations, transactions or material contacts between any of the Bidders, their subsidiaries or, to the knowledge of the Bidders, after reasonable inquiry, any of the persons listed in Schedule 1, on the one hand, and Edenor or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Edenor’s securities, an election of Edenor’s directors or a sale or other transfer of a material amount of assets of Edenor.

Where You Can Find More Information about the Bidders

Edelcos is not subject to the informational requirements of the CNV, the CNV or the SEC. SAE is not subject to the informational requirements of the CNV, the CNV or the SEC.

10.             Certain Legal and Regulatory Matters.

General

Based on their examination of publicly available information filed by Edenor with the SEC and other publicly available information concerning Edenor, we are not aware of (i) any governmental license or regulatory permit that appears to be material to Edenor’s business that might be adversely affected by our acquisition of Class B Shares as contemplated herein, or (ii) any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Class B Shares by us as contemplated herein, or any approval or other action by any government or governmental administrative regulatory authority or agency, domestic or foreign, or any consent, waiver or other approval that would be required as a result of or in connection with the Offers, including but not limited to, any consents or other approvals under any licenses, concessions, permits and agreements to which we or any of its respective subsidiaries or affiliates is a party, other than approvals or other actions that have been obtained prior to the Commencement Date.

In addition, our obligation under the Offers to accept for purchase and pay for the tendered Class B Shares is subject to certain Conditions as described in “—Section 13. Conditions of the U.S. Offer.”

ENRE Approval

Under Argentine Decree 267/2015, the Change in Control of Edenor was subject to approval by ENRE. On June 23, 2021, the ENRE approved the Transaction.

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Antitrust Approval

Under Argentine Law No. 25,156, as amended, the CNDC has jurisdiction over mergers and acquisitions that allow a party to acquire control of or significant influence over a company, where the combined volume of business of the parties involved exceeds certain thresholds (“economic concentrations”). The CNDC has authority to analyze and approve, including subject to satisfaction of conditions, or reject any such economic concentration. The CNDC has a waiting period of 45 (forty-five) business days from the date the parties complete the statutory filing to render its decision. However, the 45-business day period is interrupted each time the CNDC requests additional information, until the information is furnished to the satisfaction of the CNDC.

The CNDC review process is structured in three sequential stages defined largely by the information required at each stage, and the CNDC may choose not to perform the review provided by any stage. During Stage One, the CNDC requests and reviews basic information on the relevant parties, the main aspects of the transaction and identifies the relevant market (by market size and relative market share). During Stage Two, the CNDC requests more detailed information on the relevant market, the products and services produced by the issuer and details on a transaction’s impact on the manufacturing, transportation, service costs and consumer price for such products and services. In Stage Three, the CNDC can request additional details on a transaction or its potential effects, particularly with respect to competition in the market, barriers to import/export or entry into the relevant market.

If at any point during the CNDC review process, the CNDC may request additional or more specific information and documents from the parties involved or may schedule hearings with chambers, associations, competitors, suppliers, clients and others involved in or affected by a transaction to assist it its analysis of any possible anti-competitive concentration.

On July 7, 2021, we filed for antitrust approval. As of the date of this filing, the antitrust approval has not yet been granted. The Offers are not subject to receipt of the antitrust approval, but are subject to a condition that there has been no rejection of the Transaction by the CNDC or condition or conditions imposed thereon that is or are unfavorable to Edenor, us, any of their respective affiliates or entities controlling, controlled by or subject to common control with, us.

As of the date of this U.S. Offer to Purchase, the approval of the CNDC had not been obtained. However, the Purchase Agreement provides that, if the transfer of the Class A Shares to Edelcos is totally or partially objected to, in no event shall Pampa be obligated to reimburse Edelcos, nor shall Edelcos be entitled to waive or excuse itself from the payment of the Purchase Price (in whole or in part) to Pampa, and the transactions contemplated by the Purchase Agreement shall not be terminated under any circumstances, and, in such case, Edelcos shall have the right to transfer the Class A Shares to any third party, assuming all costs.

If the CNDC, before the Expiration Time: (i) subjects its approval to the satisfaction of any condition, the Bidders will request authorization from the CNV to modify the Argentine Offer (and will also seek to amend the U.S. Offer) accordingly and, if necessary, will extend the Offers, or (ii) rejects the Transaction, the Bidders may withdraw the Offers and immediately return any Class B Shares that may have been tendered in the Offers. However, the approval of the CNDC is not a condition to the consummation of the Offers.

“Going Private” Transactions

Because we may be deemed to be an affiliate of Edenor for the purposes of Rule 13e-3 under the Exchange Act, this U.S. Offer constitutes a “going private” transaction pursuant to Rule 13e-3. Rule 13e-3 requires, among other things, that certain financial information concerning Edenor and certain information relating to the fairness of the Offer Price be filed with the SEC. We have provided such information in this U.S. Offer to Purchase and in the combined Schedule TO and Schedule 13E-3, together with the exhibits thereto, filed with the SEC pursuant to Rule 14d-3 under the Exchange Act.

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Statutory Exemption from Certain U.S. Offer Requirements

This U.S. Offer qualifies as a “Tier II” offer in accordance with Rule 14d-1(d) under the Exchange Act and is, as a result, exempt from certain provisions of otherwise applicable U.S. statutes and rules relating to tender offers. U.S. and Argentine law and practice relating to tender offers are inconsistent in a number of ways. We intend to rely on the Tier II exemption from Rule 14e-1(c) on prompt payment and from Rule 14e-1(d) on the procedures for giving notices of any extensions of the length of the U.S. Offer, where we will follow Argentine law and practice.

Argentine Securities Law

The registration of securities and the conduct of public offers in Argentina is regulated by the Argentine Capital Markets Law No. 26.831, the rules issued by the CNV in accordance with General Resolution No. 622/2013 and by CNV’s General Resolution No. 779/2018, as supplemented or amended from time to time.

Pursuant to the applicable CNV rules, any individual or legal entity that proposes to launch a tender offer must file a request for approval of the offer with the CNV, which has 15 (fifteen) business days from the filing to approve the terms and conditions or to request additional information (in which case the 15-day period will be interrupted). Except as otherwise provided by the CNV, the request for approval must include, among other requirements, a Prospecto containing the terms and conditions of the offer and other relevant information.

Concurrently with the filing with the CNV, the offeror must publicly announce its intention to make the offer by publishing the principal terms and conditions for one day in a major Argentine newspaper and in the official gazette of the BASE. Once the Argentine Offer is approved, the offeror must publish the approval of the terms and conditions of the tender offer, as originally filed or as modified, in the same manner in which the announcement of the tender offer was previously published.

In addition, simultaneously with the publication of the terms and conditions of the Argentine Offer, the offeror must give a detailed notice of the terms and conditions to the target company. The board of directors of the target company must express its opinion and recommendation as to the Offer Price under the proposed tender offer within 15 (fifteen) days from receipt of the notification from the offeror. The opinion of the board of directors of the target company must cover in detail the terms and conditions of the Argentine Offer, its technical recommendation of the offer, the existence of any agreement between the offeror and the target or between the offeror and the members of the board of directors of the target, and whether the board of directors will obtain an opinion from a specialized independent consultant. The board of directors must disclose its knowledge of any significant decision to be adopted that, in its judgment, may affect the Argentine Offer and whether the members of the board of directors of the target and officers who are shareholders of the target will accept or reject the Argentine Offer. The opinion of the board of directors of the target must be furnished to both the BASE and the CNV and must be published for 2 (two) days in the official gazette of the BASE.

The Argentine Offer must remain open in Argentina for a period of no less than 10 (ten) business days, and no more than 20 (twenty) business days, unless an exception is obtained from the CNV. After the Argentine Offer period expires, the offeror may reopen the offer open for another 5 (five) to 10 (ten) business days on the same terms and conditions as the original offer. Once the Argentine Offer expires, the offeror and the receiving agent must inform the CNV and the BASE of the results of the offer and must publish the results in the official gazette of the BASE and in a major Argentine newspaper. Concurrently, the BASE must notify the CNV of the aggregate number of shares of the target tendered. Once the results are known, the CNV will notify the BASE, and if applicable, the offeror and the target company, of the number of shares tendered. The BASE will publish the results in its gazette on the day following notification from the CNV.

If, subject to the Regulations, the offeror elects to terminate the offer, the offeror must notify the CNV of its decision and the notice of termination must be published in the same manner as the approval of the original offer. Once the notice of termination is published, all tenders will be deemed withdrawn and all expenses incurred by the tendering holders will be paid by the offeror.

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Argentine Corporate Law

Holders of Class B Shares and/or ADSs will not have appraisal rights as a result of the Offers.

11.             Fees and Expenses.

We have retained Computershare Inc. as the U.S. Receiving Agent, and D.F. King & Co. Inc., as the U.S. Information Agent in connection with the U.S. Offer. Each of these entities will receive customary compensation and reimbursement for reasonable out-of-pocket expenses, as well as indemnification against certain liabilities in connection with the U.S. Offer.

The U.S. Information Agent may contact holders of Class B Shares and ADSs by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers and other securities intermediaries to forward the U.S. Offer materials to beneficial holders of Securities to the extent permitted by applicable law.

Except as set forth above, we have not retained and will not pay any fees or commissions to any broker or dealer or other person for recommending or soliciting tenders of Class B Shares pursuant to the U.S. Offer.

The following is an estimate of the fees and expenses to be incurred by us:

Filing Fees	U.S.$10,633.00
U.S. Receiving Agent and U.S. Information Agent Fees	U.S.$32,500
Valuation Report Fees	Ps.2,691,875
Legal Fees	U.S.$310,000
Printing, Mailing and Miscellaneous Fees and Expenses	U.S.$85,000

Total in U.S. dollars	U.S.$229,500
Total in Argentine pesos	Ps.2,691,875

Brokers and other securities intermediaries will be reimbursed by us for customary handling and mailing expenses incurred by them in forwarding material to their customers.

We will reimburse Edenor for any fees and expenses incurred by Edenor on behalf of us.

12.             Miscellaneous.

This U.S. Offer to Purchase is intended solely for holders of Class B Shares that are U.S. residents (within the meaning of Rule 14d-1(d) under the Exchange Act) and holders of ADSs representing rights to Class B Shares. Holders of Class B Shares that are not U.S. residents may not use this U.S. Offer to Purchase. Separate offer materials referred to as a Prospecto in Spanish have been published in Argentina, as required by Argentine law. We are not aware of any jurisdiction where the making of the U.S. Offer or the election to tender Class B Shares in connection therewith would not be in compliance with the laws of that jurisdiction. If we become aware of any jurisdiction in which the making of the U.S. Offer or the election to tender Class B in connection therewith would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after making such good faith effort, we cannot comply with any such law, the U.S. Offer will not be made to (nor will elections to tender Class B Shares be accepted from or on behalf of) the holders of Class B Shares or ADSs in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this U.S. Offer to Purchase, and if given or made, such information or representation must not be relied upon as having been authorized.

28

We have filed with the SEC a combined Schedule TO and Schedule 13E-3, together with exhibits, furnishing certain additional information with respect to the U.S. Offer. You may read and copy the combined Schedule TO and Schedule 13E-3 and any amendments thereto, including exhibits, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

You should rely only on the information incorporated by reference or provided in this U.S. Offer to Purchase or any supplement to this U.S. Offer to Purchase. We have not authorized anyone to provide you with different information. The date of this U.S. Offer to Purchase is November 12, 2021. You should not assume that the information in this U.S. Offer to Purchase is accurate as of any date other than that date, regardless of the time such offer to purchase is made available to you.

13.             Conditions of the U.S. Offer.

The U.S. Offer is not conditioned on any minimum number of Class B Shares being tendered nor it is subject to a financing condition. However, the U.S. Offer is subject to the satisfaction of the following conditions (the “Conditions”):

(a)	the making of the Offers, or the development of the process or procedures thereof, shall not be partially or wholly prevented or obstructed by any action, order, decision or other measure issued by any government or governmental, regulatory or administrative agency or authority or tribunal or other judicial authority of competent jurisdiction; and
(b)	the Argentine Offer shall have been authorized by the CNV and shall have been completed.

Tendering holders will have withdrawal rights in the U.S. Offer until the Expiration Time on the Expiration Date. See “—Section 4. Withdrawal Rights.”

Notwithstanding the foregoing, the Conditions may be waived by us, in whole or in part, at any time and from time to time in their sole discretion, subject to applicable law. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding on all parties.

EMPRESA DE ENERGÍA DEL CONO SUR S.A.

SOUTH AMERICAN ENERGY LLP

Dated: November 12, 2021

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SCHEDULE 1

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF THE BIDDERS

The name, business address and telephone number, current principal occupation with the relevant Bidder, citizenship and five-year employment history of the directors and executive officers of the relevant Bidder, together with the names, principal businesses and addresses of any corporations or other organizations in which such principal occupations are conducted, are set forth below. During the last five years, none of the Bidders or, to the best knowledge of the Bidders, any of the persons listed in this Schedule has been convicted in a criminal proceeding. During the last five years, none of the Bidders or, to the best knowledge of the Bidders, any of the persons listed in this Schedule was a party to any civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which would be or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

1.       Directors and Executive Officers of Edelcos.

Set forth below is the name, citizenship, business address and telephone number and the present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each executive officer of Edelcos. The principal address and the principal business address for each individual listed below is Maipú 1252, 12th floor, City of Buenos Aires, Argentina and its telephone number at such office is (+549) 11-4110-5150.

Name	Position	Citizenship	Principal Occupation or Employment; Employment History
Ricardo Nicolás Mallo Huergo	Director, President	Argentine

Mr. Huergo is currently president of Edelcos and also a member of the board of directors of Phoenix Global Resources Plc (Ticker: AIM: PGR), among other companies.

Mr. Huergo has experience in the Oil & Gas sector, including exploration, development and exploitation. Within the Oil and Gas sector, Mr. Huergo has advised local and foreign companies on corporate matters, mergers, acquisitions, privatizations and financing, public and private tenders, share offer mechanisms, acquisitions with leverage and other restructuring transactions, strategic investments and joint ventures, operations of venture capital and project financing, and transaction structuring

Mr. Huergo is a lawyer and graduated from Universidad Católica Argentina. Mr Huergo also graduated from Northwestern University School of Law, Chicago, United States, in 1999 with a Master of Laws (LLM) with honors.

S-1

Name	Position	Citizenship	Principal Occupation or Employment; Employment History
Marcelo Alejandro Rufino	Director, Vice-president	Argentine

Mr. Rufino is a lawyer and partner in the firm Romero Carranza, Rufino & Monsegur Abogados and serves as Arbitrator in the Arbitration Court of the Electronic Open Market.

Mr. Rufino previously served as Advisor to the Undersecretary of Labor of Argentina, Secretary of First Instance in the Federal Court on Commercial Matters in and for the City of Buenos Aires. He also participated as Secretary in the Commission for the Reform Project of the Argentine Civil and Commercial Code.

Previously, Mr. Rufino served as Professor of Reorganization Proceedings and Bankruptcies at the School of Law of Universidad de Palermo, Buenos Aires (2002–2006) and held a chair in Reorganization Proceedings, Bankruptcies and Commercial Papers at the School of Law of Universidad de Buenos Aires (1990-2005).

Mr. Rufino graduated from the School of Law and Social Sciences of Universidad de Buenos Aires. In 2000, he attended the Program of Instruction for Lawyers and Negotiation Workshop, both at Harvard Law School.

S-2

Name	Position	Citizenship	Principal Occupation or Employment; Employment History
Cecilia Inés Aversa	Director	Argentine

Since 2020, Ms. Aversa has been a managing director innovation at Integra Capital S.A. and a member of the board of directors of Integra Lithium. Before joining Integra Capital S.A., from 2018 to 2019 she was designated General Manager of the first Innovation Lab of Argentina in the Space Sector, and supported collaboration with NASA, ESA, ASI. Previously, Ms. Aversa services a member of the staff of the Argentine Republic and led initiatives around Big Data, Internet of Things and Artificial Intelligence.

She served at the Ministry of Science, Technology and Innovation of the Argentine Republic for more than a decade as Counselor for International Relations, representing the country at the European Commission, United Nations agencies, and the OECD.

Ms. Aversa is also a Professor at the Catholic University, was awarded Argentinian Eisenhower Global Fellow ‘17, and associated to the Eisenhower Fellowships Selection & Mentoring Committee. In 2018, she was appointed Member of the distinguished Board of Directors of the Argentine- North American Cultural Institute (ICANA).

Ms. Aversa has a Ph.D. in Political Sciences (Catholic University- University of Salamanca- University of Pittsburgh).

S-3

Name	Position	Citizenship	Principal Occupation or Employment; Employment History
Rodrigo Alejandro Casano	Director	Argentine

Mr. Casano is an International Banker with experience with international capital markets and negotiating with government authorities, corporations and financial entities.

Mr. Casano previously was a Managing Director of the Emerging Markets Group of Bank of America, New York, USA where he participated in the origination and structuring of multiple financings for multinational corporations and government entities, as well as, on the credit approval process of many credits and projects. Mr. Casano also has experience managing large groups of traders, analysts and professionals located in different countries around the world.

Mr. Casano has a Master’s in International Business Studies from the University of South Carolina, Columbia, South Carolina, USA.

Carlos Alberto Borgatello	Director	Argentine

Mr. Borgatello is an accountant and since 2003 has been working as an independent consultant. From 1980 to 1994 he was Partner in the Consulting and Auditing Department of Gruslin, Martinez y Asociaados and Rodriguez, Zachera y Asociados from 1994 to 2003. Mr. Borgatello has more than 35 years of experience as an administration and finance professional in national and multinational companies of first level and with a wide business knowledge in countries such as Brazil and Uruguay. Mr. Borgatello graduated from the University of Buenos Aires.

Fabiana Colombo	Director	Argentine	Mrs. Columbo is the former CFO of Grupo América. Since July 2021, she has been the Purchases, Logistics and Supply Director in Edenor. Mrs. Colombo is an accountant, graduated from the University of Buenos Aires and has a certification in e-commerce finance from UCEMA and an Executive Program for Corporate Finance. Specialized in Administration and Finance, Budgeting, Management and Control, she has vast experience in finance, information and communication technologies, network deployment, audiovisual media and electronic commerce.
S-4

Name	Position	Citizenship	Principal Occupation or Employment; Employment History
Geraldine Ana Ponzio	Director	Argentine	Mrs. Ponzio is an attorney at law, graduated from University of Buenos Aires. She has been the Head of the Legal Department of Pamar SACIFI since 2014. Previously she served in several positions in the Legal Department of Atos Argentina S.A. (2012/2014), Ricoh Argentina S.A. (2009/2012), Carrier S.A. (2007/2009) and Estudio Jurídico Grancharoff y García Torralba (2004/2007).
Valeria De Oliveira Cezar	Director	Argentine

Mrs. De Oliveira Cézar graduated as an Economist from the Universidad Nacional de Rosario. She obtained a master’s degree in finance from the Tocuato Di Tella University in Buenos Aires and a diploma in renewable energy from the Champagnat University of Mendoza.

Since 2010, Mrs. De Oliveira Cézar served as financial analyst and M&A consultant at Ernst & Young, Banco Meridian and Integra Capital. In 2016, Mrs. De Oliveira Cézar joined Empresa Distribuidora de Electricidad de Mendoza (EDEMSA).

Romina Alejandra Díaz	Director	Argentine	Mrs. Díaz is an accountant, graduated from University of Buenos Aires. She has been part of Estudio Parejas, Vazquez y Asociados S.A. since June 2010, previously she worked in Shelten, Weyers y Asociados and Accounting Studio Coppo.
María Constanza Martella	Director	Argentine	Mrs. Martella is a lawyer, graduated from University of Buenos Aires. She has experience in banking and capital markets developed in law firms and banks. She is part of EGFA Abogados (Banking and Capital Markets, local and international) since 2009. Mrs. Martella was In-house Counsel at Banco Itaú Argentina S.A., Legal Affairs Management 2017-2018 and Visiting Attorney at Shearman & Sterling LLP, New York Office (Project Development and Finance and Capital Markets) (2016/2017). Adjunct Professor of Forensic I (Legal Informatics) at Universidad del Salvador (USAL) (2006/2009).
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Name	Position	Citizenship	Principal Occupation or Employment; Employment History
Tomás Pérez Virasoro	Director	Argentine

Mr. Virasoro is a Lawyer and is currently part of PEREZ VIRASORO Law Firm (L + E & B), specializing in legal advice and administrative and legal representation of individuals and legal entities who carry out business in regulated or competing markets, in matters of private and public law.

Previously, from September 2009 to April 2012, Mr. Virasoro worked at the legal firm "Diligentia S.A.", where he provided advice to national and international companies on legal and economic matters. Before joining Diligentia SA from April 1999 to August 2009, he worked at the legal - accounting firm "Galán & Treppo".

Mr. Virasoro graduated from the University of Buenos Aires and holds a 5-years degree in Economics from the University of Business and Social Sciences. He also has a Master's Degree in Law and Economics from Universidad Torcuato Di Tella and a Master's Degree in Business Administration (MBA) from IAE Business School-Universidad Austral.

Paola Carla Marré	Director	Argentine	She is a lawyer graduated from Cuyo National University in 2004. She has been working in the legal area in different companies such as Supercanal S.A. (2012 – 2017) and other entities in the media and energy business. Since May 2012, she is in-house counsel in the corporate area for Grupo America and Empresa Distribuidora de Electricidad de Mendoza S.A. (EDEMSA).

2.       Directors and Executive Officers of SAE.

Set forth below is the name, citizenship, business address and telephone number and the present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each executive officer of South American Energy LLP. The principal address and the principal business address for each individual listed below is Cms Cameron Mckenna Nabarro Olswang LLP, 1-3 Charter Square, Sheffield, United Kingdom, S1 4HS and its telephone number at such office is (+44) 11 4279-4000.

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Name	Position	Citizenship	Principal Occupation or Employment; Employment History
Ricardo Nicolás Mallo Huergo	Director, President	Argentine

Mr. Huergo is currently president of Edelcos and also a member of the board of directors of Phoenix Global Resources Plc (Ticker: AIM: PGR), among other companies.

Mr. Huergo has experience in the Oil & Gas sector, including exploration, development and exploitation. Within the Oil and Gas sector, Mr. Huergo has advised local and foreign companies on corporate matters, mergers, acquisitions, privatizations and financing, public and private tenders, share offer mechanisms, acquisitions with leverage and other restructuring transactions, strategic investments and joint ventures, operations of venture capital and project financing, and transaction structuring.

Mr. Huergo is a lawyer and graduated from Universidad Católica Argentina. Mr Huergo also graduated from Northwestern University School of Law, Chicago, United States, in 1999 with a Master of Laws (LLM) with honors.

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Name	Position	Citizenship	Principal Occupation or Employment; Employment History
Marcelo Alejandro Rufino	Director, Vice-president	Argentine

Mr. Rufino is a lawyer and partner in the firm Romero Carranza, Rufino & Monsegur Abogados and serves as Arbitrator in the Arbitration Court of the Electronic Open Market.

Mr. Rufino previously served as Advisor to the Undersecretary of Labor of Argentina, Secretary of First Instance in the Federal Court on Commercial Matters in and for the City of Buenos Aires. He also participated as Secretary in the Commission for the Reform Project of the Argentine Civil and Commercial Code.

Previously, Mr. Rufino served as Professor of Reorganization Proceedings and Bankruptcies at the School of Law of Universidad de Palermo, Buenos Aires (2002–2006) and held a chair in Reorganization Proceedings, Bankruptcies and Commercial Papers at the School of Law of Universidad de Buenos Aires (1990-2005).

Mr. Rufino graduated from the School of Law and Social Sciences of Universidad de Buenos Aires. In 2000, he attended the Program of Instruction for Lawyers and Negotiation Workshop, both at Harvard Law School.

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Name	Position	Citizenship	Principal Occupation or Employment; Employment History
Eduardo Vila	Director	Argentine

Mr. Vila was born in the City of Mendoza on October 23, 1964. He is a Lawyer and Civil Law Notary Public graduated from the University of Mendoza. Mr. Vila has developed his professional activity in the business advice, especially in regulated activities and/or activities subject to state control, including media and public service companies in particular in the electricity sector.

For 20 years Mr. Vila has served as Director of Legal Affairs of Grupo America, one of the main multimedia groups in Argentina, with vast experience in the information technology sector and communication services, as well as in various companies related to the development of real estate, technology startup, fintech and family office activities. Mr. Vila is in charge of all the legal issues related to Grupo America in Argentina and abroad.

As part of his professional experience, he has participated in different processes of national and international debt restructuring, mergers and acquisition and corporate and business restructuring processes; also served as a member of the board of directors of some of the companies of the business group. In addition, Mr. Vila advises EDEMSA, the main electricity distribution company in the province of Mendoza.

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Name	Position	Citizenship	Principal Occupation or Employment; Employment History
Jean-Daniel Cohen	Director	French

Mr. Cohen is the chairman of Hoche Partners Group of Companies, a ‘merchant banking’ network, specialized in structured financing, with presence in Luxembourg, France, China and the US.

Prior to creating Hoche Partners in 2001, Mr. Cohen was managing partner (from 1997 to 2001) at leading independent stockbroker and investment bank Aurel Leven (now Aurel BGC) and, previously, chairman of Louis Dreyfus Finance (Banque) SA, the banking arm of the Louis Dreyfus Group, a finance and commodity trading group, where he stayed more than 10 years.

During his career, Mr. Cohen has been involved in numerous cross border transactions in Europe, US and Canada, and has particular expertise in distress financing, loan and company restructuring, and project financing (particularly in the field of energy) in various jurisdictions.

Recently, within Hoche Partners, Mr. Cohen has developed a particular focus on the insurance and reinsurance market, becoming a shareholder in the European arm of Barents.

Re, partly leading the set up effort to enter the French market. Mr. Cohen is a board and audit committee member of INOVALIS REIT, Chairman of Realia Properties Inc, both companies listed in Toronto, SCBSM, a French listed REIT, Fonciere Volta, a French listed investment company, and Advenis, a French listed company active in private banking.

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Name	Position	Citizenship	Principal Occupation or Employment; Employment History
Jorge Rosenblut	Director	Chilean	Mr. Rosenblut graduated in Industrial Civil Engineering from University of Chile and later obtained a master's degree in Public Administration from Harvard Kennedy School. In 1985, he joined the World Bank in Washington, DC. Mr. Rosenblut joined the Board of Andina Plc on October 31, 2019. He is the President of Smart Utilities LLC, a Florida-based investment vehicle for opportunities in the growing Smart Energy sector. Mr. Rosenblut also serves as Chairman of the Board of Directors of the Institute of the Americas, a non-governmental organization that brings together renowned leaders from the business, government, and political sectors to discuss growth, development, and sustainability in the Americas. Extending his 30-year tenure as an executive leader in the private industry and the government sector, Mr. Rosenblut now works as an independent investor and consultant in the smart energy sector helping clients incubate growth, encourage the evolution of the legacy practice, and facilitate the transition from disrupted business models to sustainability and profitability.
Claudio Fernando Martinelli	Director	Argentine	Mr. Martinelli is a certified public accountant and holds a Master from Universidad Torcuato Di Tella. He has obtained a Financial Planning & Analysis certificate from Rice University, Houston. Mr. Martinelli has worked for more than 10 years in the administration and finance sector of the oil & gas industry. Since 2018, he has served as director of Hidroeléctrica Ameghino SA.
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Name	Position	Citizenship	Principal Occupation or Employment; Employment History
Tomás Pérez Virasoro	Director	Argentine

Mr. Virasoro is a Lawyer and is currently part of PEREZ VIRASORO Law Firm (L + E & B), specializing in legal advice and administrative and legal representation of individuals and legal entities who carry out business in regulated or competing markets, in matters of private and public law.

Previously, from September 2009 to April 2012, Mr. Virasoro worked at the legal firm "Diligentia S.A.", where he provided advice to national and international companies on legal and economic matters. Before joining Diligentia SA from April 1999 to August 2009, he worked at the legal - accounting firm "Galán & Treppo".

Mr. Virasoro graduated from the University of Buenos Aires and holds a 5-years degree in Economics from the University of Business and Social Sciences. He also has a Master's Degree in Law and Economics from Universidad Torcuato Di Tella and a Master's Degree in Business Administration (MBA) from IAE Business School-Universidad Austral.

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Name	Position	Citizenship	Principal Occupation or Employment; Employment History
Ruth Nathalie Mamane Cohen	Director	French

Mrs. Cohen is, since 2008, managing director at Hoche Partners International, an advisory and investment group of companies.

Prior to joining Hoche Partners International, Mrs. Cohen spent more than 20 years occupying senior positions in investment and private banking, including Executive Director of Banque de Neuflize, in charge of Private Banking, or hear of equity derivatives at Banque Paribas (now BNP Paribas)

Mrs. Cohen is also very active in charity and art, as she is now Vice Chairman of Société des Amis du Musée National d’Art Moderne (Centre Pompidou) in Paris, in charge of acquisition committees (Contemporary Art – GAC, Photography – GAP – and Design – GAD) as well as Vice Chairman of the Friends of Jeu de Paume.

Member of the photography acquisition committee of MOMA in New York, or the Mediterranean Committee of the Israel Museum, Mrs. Cohen is active in several other international institutions such as director of the American Foundation Artis, or director of the Center for Contemporary Art in Tel Aviv.

Mrs. Cohen is a former student of Université Paris Dauphine, and Institut des Sciences Politiques Paris.

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Name	Position	Citizenship	Principal Occupation or Employment; Employment History
Gustavo José Coll Pisani	Director	Uruguayan

Mr. Pisani is a certified public accountant graduated from Universidad de la Republica (Uruguay), and holds a Master in Financial Engineering for Asset Management from Université de Lausanne (Switzerland)

Currently, Mr. Pisani is the Vice president of the Chamber of Investment Advisers and Portfolio Managers of Uruguay. Since 2009, Mr. Pisani has been Shareholder/Owner of Coll, Kränzlin & Cie., a group of independent financial advisers providing wealth management services to high-net-worth individuals in Latin America. From 2012 to 2021, Mr. Pisani was 2nd Vice President of the Uruguayan Olympic Committee. Previously, he served as President of the Chamber of Investment Advisers of Uruguay (2015-2021) and was also a founding member of Helvecia Financial Services, which provides integrated business solutions to independent financial advisers in Latin America. Additionally, he served as Director at Montevideo's Rep. Office of Dexia Private Bank (Switzerland) for almost two years, and as Director at Montevideo's Rep. Office of Banque Privée Edmond de Rothschild (Geneva) between 1984 and 2007.

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SCHEDULE 2

RECENT ACQUISITIONS OF Edenor’S SECURITIES BY THE Bidders

The Bidders have not acquired any Class B Shares since April 29, 2019.

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Any questions or requests for assistance or additional copies of this U.S. Offer to Purchase may be directed to the U.S. Information Agent listed below. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.

The U.S. Information Agent
for the U.S. Offer is:

D.F. King & Co. Inc.

48 Wall Street, 22nd Floor,

New York, NY 10005

Bankers and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (866) 356-7813

Email: edenor@dfking.com

The U.S. Receiving Agent
for the U.S. Offer is:

Computershare Trust Company, N.A.

By First Class, Registered or Certified Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	By Express or Overnight Delivery: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

The Argentine Receiving Agent
for the U.S. Offer is:

Global Valores S.A.
Ortiz de Ocampo 3302, Module 1, 5 floor, Nº 623
City of Buenos Aires
Argentina

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